Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Evofem Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Evofem Biosciences, Inc. and Subsidiaries (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, comprehensive operations, convertible and redeemable preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for each of the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations since inception, has received a notice of default for its convertible notes, and does not have sufficient capital to repay such obligations, which are now currently due and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Emphasis of the Matter – Restatement of Unaudited Interim Financial Statements

As disclosed in Note 12 of the financial statements, the unaudited interim financial statements as of and for the periods ended June 30, 2023 and September 30, 2023 have been restated to reclassify purchase rights from equity to liability classification.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description

In April 2020, the Company entered into a Securities Purchase and Security Agreement with certain affiliates of Baker Bros. Advisors LP, as purchasers, pursuant to which the Company agreed to issue and sell senior secured promissory notes (the “Baker Notes”) in an aggregate principal amount of up to $25.0 million. The Baker Notes were issued and sold in two separate closings in April and June 2020, were subsequently exchanged with Aditxt, Inc. in December 2023 as described in Note 4 – Debt, and remain outstanding at December 31, 2023. The Company elected the fair value option under ASC 825, Financial Instruments (“ASC 825”) and recognized the hybrid debt instrument at fair value inclusive of the embedded features. The fair value of the Baker Notes was determined by estimating the fair value of the Market Value of Invested Capital (“MVIC”) of the Company from the third quarter of 2022 through the second quarter of 2023. The MVIC was estimated using forms of the cost and market approaches. In the Cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. Starting in the third quarter of 2023, the fair value of the Baker Notes, and subsequently the Aditxt Notes, was determined using a Monte Carlo simulation-based model. The Monte Carlo simulation was used to take into account several embedded features and factors, including the exercise of the repurchase right, the Company’s future revenues, meeting certain debt covenants, the maturity term of the note and dissolution. For the dissolution scenario, the Cost approach, an adjusted Net Asset Value Method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a Relief from Royalty Method, which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates. The guideline public company method served as another valuation indicator. In this form of the Market approach, comparable market revenue multiples were elected and applied to the Company’s forward revenue forecast to ultimately derive a MVIC indication. As of December 31, 2023, the Company recorded the fair value of the Aditxt Notes at $13.5 million.

We identified the Company’s estimate of the fair value for the Baker Notes, and subsequently the Aditxt Notes, as a critical audit matter due to the significant estimates and assumptions made by management related to forecasts of future revenue, probability of scenarios used in the Monte Carlo simulation, and the selection of the royalty and discount rates to determine the fair value of the Company’s intellectual property. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s forecasts of future revenue, probability of scenarios used in the Monte Carlo simulation, and the selection of the royalty and discount rates for the intellectual property.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s determination of the fair value of the Baker Notes, and subsequently Aditxt Notes, included the following, among others:

–	We evaluated management’s ability to accurately forecast future revenue by comparing actual revenues to management’s historical forecasts.

–	We evaluated the reasonableness of management’s forecasts of future revenue by comparing the forecasts to (1) historical results, (2) internal communications to management and the Board of Directors, and (3) the overall estimated market size.

–	With the assistance of fair value specialists, we evaluated the reasonableness of the probability of scenarios used in the Monte Carlo simulation the royalty and discount rates by (1) testing the underlying source information and mathematical accuracy of the calculations (2) developing a range of independent estimates and comparing those to the probability scenarios and discount rates selected by management and (3) understanding the facts and circumstances around the selected probability weightings for each scenario and selected royalty rate.

We have served as the Company’s auditor since 2023.

/s/ BPM, LLP

Walnut Creek, California

March 26, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Evofem Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Evofem Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of operations, comprehensive operations, convertible and redeemable preferred stock and stockholders’ deficit and cash flows, for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, negative cash flows from operations since inception and has received a notice of default for its convertible notes, and does not have sufficient capital to repay such obligations, which are now currently due. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Diego, CA

April 27, 2023 (July 7, 2023, as to the effects of the reverse stock split described in Note 1)

We have served as the Company’s auditor since 2015. In 2023 we became the predecessor auditor.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$-	$2,769
Restricted cash	580	1,207
Trade accounts receivable, net	5,738	1,126
Inventories	1,697	5,379
Prepaid and other current assets	1,195	2,218
Total current assets	9,210	12,699

Property and equipment, net	1,203	3,940
Operating lease right-of-use assets	106	4,406
Other noncurrent assets	35	4,118
Total assets	$10,554	$25,163
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$17,020	$14,984
Convertible notes payable carried at fair value (Note 4)	14,731	39,416
Convertible notes payable - Adjuvant (Note 4)	28,537	26,268
Accrued expenses	4,227	4,124
Accrued compensation	2,609	2,175
Operating lease liabilities - current	97	2,311
Derivative liabilities	1,926	1,676
Other current liabilities	3,316	2,876
Total current liabilities	72,463	93,830
Operating lease liabilities - non-current	8	3,133
Total liabilities	72,471	96,963
Commitments and contingencies (Note 7)
Convertible and redeemable preferred stock, $0.0001 par value, Senior to common stock
Series B-1, B-2, C, E-1, and F-1 convertible preferred stock, 5,000, 5,000, 1,700, 2,300, and 95,000 shares authorized; 1,874 shares of E-1 and 22,280 shares of F-1 issued and outstanding at December 31, 2023; no other shares issued and outstanding at December 31, 2023 or 2022	4,593	-
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 or 2022		-
Common Stock, $0.0001 par value; 3,000,000,000 shares authorized; 20,007,799 and 984,786 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	-
Additional paid-in capital	823,036	817,367
Accumulated other comprehensive income (loss)	(849)	49,527
Accumulated deficit	(888,699)	(938,694)
Total stockholders’ deficit	(66,510)	(71,800)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$10,554	$25,163

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2023	2022
Product sales, net	$18,218	$16,837

Operating expenses:
Cost of goods sold	6,512	4,415
Research and development	2,939	25,032
Selling and marketing	11,664	43,951
General and administrative	14,950	27,563
Total operating expenses	36,065	100,961
Loss from operations	(17,847)	(84,124)
Other income (expense):
Interest income	31	85
Other expense, net	(2,628)	(2,087)
Loss on issuance of financial instruments	(6,776)	(72,993)
Gain (loss) on debt extinguishment	75,337	(24,487)
Change in fair value of financial instruments	4,879	106,952
Total other income, net	70,843	7,470
Income (loss) before income tax	52,996	(76,654)
Income tax expense	(17)	(44)
Net income (loss)	52,979	(76,698)
Deemed dividends	(2,984)	(1,316)
Net income (loss) attributable to common stockholders	$49,995	$(78,014)
Net income (loss) per share attributable to common stockholders:
Basic (Note 2)	$10.36	$(167.42)
Diluted (Note 2)	$0.05	$(167.42)
Weighted-average shares used to compute net income (loss) per share:
Basic	4,826,763	465,967
Diluted	984,038,574	465,967

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31
	2023	2022
Net income (loss)	$52,979	$(76,698)
Other comprehensive income:
Change in fair value of financial instruments attributed to credit risk change	22,814	44,438
Reclassification adjustment related to debt extinguishment	(73,187)	-
Comprehensive income (loss)	$2,606	$(32,260)

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE AND REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Series B		Series C		Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at December 31, 2021	5,000	4,740	-	-	86,666	-	751,276	5,089	(860,680)	(104,315)
Issuance of common stock - Stock Purchase Agreement (Note 8)	-	-	-	-	16,739	-	7,953	-	-	7,953
Issuance of common stock - May 2022 Public Offering (see Note 8)	-	-	-	-	181,320	-	1,239	-	-	1,239
Issuance of common stock upon cash exercise of warrants	-	-	-	-	385,198	-	41,932	-	-	41,932
Issuance of common stock - ESPP	-	-	-	-	601	-	20	-	-	20
Issuance of common stock - a360 Media	-	-	-	-	53,908	-	3,408	-	-	3,408
Issuance of common stock upon noncash exercise of Purchase Rights	-	-	-	-	260,692	-	1,005	-	-	1,005
Conversion of series B-2 convertible preferred stock	(1,200)	(1,143)	-	(72)	2,347	-	1,251	-	-	1,251
Exchange of series B-2 convertible preferred stock (see Note 8)	(1,700)	(1,616)	1,700	1,616	-	-	-	-	-	-
Convertible preferred stock deemed dividends	-	118	-	84	-	-	(81)	-	-	(81)
Restricted stock awards issued	-	-	-	-	1,258	-	-	-	-	-
Restricted stock awards cancelled	-	-	-	-	(1,258)	-	-	-	-	-
May 2022 exchange transaction	(2,100)	(2,099)	(1,700)	(1,628)	(2,600)	-	3,655	-	(1,316)	2,339
Cash repurchase of fractional common stock after the reverse stock split	-	-	-	-	(85)	-	(18)	-	-	(18)
Issuance of December 2022 Notes	-	-	-	-	-	-	1,344	-	-	1,344
Change in fair value of financial instruments attributed to credit risk change	-	-	-	-	-	-	-	44,438	-	44,438
Modification of Baker Warrants (see Note 4)	-	-	-	-	-	-	1,070	-	-	1,070
Stock-based compensation	-	-	-	-	-	-	3,313	-	-	3,313
Net loss	-	-	-	-	-	-	-	-	(76,698)	(76,698)
Balance at December 31, 2022	-	$-	-	$-	984,786	$-	$817,367	$49,527	$(938,694)	$(71,800)

	Series E-1		Series F-1		Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at December 31, 2022	-	$-	-	$-	984,786	$-	$817,367	$49,527	$(938,694)	$(71,800)
Issuance of common stock upon cash exercise of warrants	-	-	-	-	1,760,544	-	284	-	-	284
Issuance of common stock upon noncash exercise of purchase rights	-	-	-	-	16,534,856	2	424	-	-	426
Issuance of SSNs (See Note 4)	-	-	-	-	-	-	5,420	-	-	5,420
Issuance of common stock upon conversion of notes	-	-	-	-	730,997	-	-	-	-	-
Issuance of convertible and redeemable preferred stock upon exchange of notes with existing equity holders	1,800	1,800	-	-	-	-	(1,797)	(3)	-	(1,800)
Issuance of convertible and redeemable preferred stock upon exchange of partial purchase rights value and warrants (see Note 8)	-	-	22,280	2,719	-	-	(13)	-	(2,748)	(2,761)
Adjustment related to reverse stock split (fractional shares)	-	-	-	-	(3,384)	-	-	-	-	-
Change in fair value of financial instruments attributed to credit risk change (see Note 4)	-	-	-	-	-	-	-	22,814	-	22,814
Adjustment related to downround feature for financial instruments	-	-	-	-	-	-	162	-	(162)	-
Stock-based compensation	-	-	-	-	-	-	1,189	-	-	1,189
Reverse of AOCI upon Baker’s 4th Amendment	-	-	-	-	-	-	-	(73,187)	-	(73,187)
Series E-1 Shares dividends	74	74	-	-	-	-	-	-	(74)	(74)
Net income	-	-	-	-	-	-	-	-	52,979	52,979
Balance at December 31, 2023	1,874	$1,874	22,280	$2,719	20,007,799	$2	$823,036	$(849)	$(888,699)	$(66,510)

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$52,979	$(76,698)
Adjustments to reconcile net income (loss) to net cash and restricted cash used in operating activities:
Loss on issuance of financial instruments	6,776	72,993
Gain on debt extinguishment	(75,337)	24,487
Change in fair value of financial instruments	(4,879)	(106,952)
Financial instrument modification expense	-	1,067
Stock-based compensation	1,189	3,313
Depreciation	477	1,015
Noncash interest expenses	2,270	2,176
Noncash right-of-use amortization	1,304	1,031
Noncash inventory reserve for excess & obsolescence	1,576	(300)
Net gain on lease termination	(466)	-
Noncash instrument exchange expense	-	514
Loss on disposal and write-down of property and equipment	2,511	926
Gain on accounts payable settlements	(2,096)	-
Changes in operating assets and liabilities:
Trade accounts receivable	(4,612)	5,323
Inventories	2,106	1,566
Prepaid and other assets	3,661	2,593
Accounts payable	4,090	4,474
Accrued expenses and other liabilities	527	(4,106)
Accrued compensation	434	(2,478)
Lease liabilities	(1,478)	(1,354)
Net cash and restricted cash used in operating activities	(8,968)	(70,410)

Purchases of property and equipment	(4)	(341)
Net cash and restricted cash used in investing activities	(4)	(341)

Cash flows from financing activities:
Proceeds from issuance of common stock - exercise of warrants	290	25,211
Proceeds from issuance of common stock and warrants, net of offering costs	-	24,882
Proceeds from issuance of common stock – Public Offering, net of commissions – ATM transactions	-	7,438
Proceeds from issuance of common stock- ESPP and exercise of stock options	-	20
Borrowings under term notes	5,640	11,500
Payments under term notes	(1,154)	(5,892)
Cash repurchase of fractional common stock after reverse stock split	-	(18)
Cash paid for offering costs	-	(1,202)
Net cash and restricted cash provided by financing activities	4,776	61,939

Net change in cash, cash equivalents and restricted cash	(4,196)	(8,812)
Cash, cash equivalents and restricted cash, beginning of period	4,776	13,588
Cash, cash equivalents and restricted cash, end of period	$580	$4,776

Supplemental cash flow information:
Cash paid for interest	338	698
Cash paid for taxes	4	26
Supplemental disclosure of noncash investing and financing activities:
Exchange of convertible notes to Series E-1 Shares	1,800	-
Exchange of warrants and partial purchase rights value to Series F-1 Shares	2,761	-
Issuance of common stock upon exercise of purchase rights	426	1,007
Series E-1 shares dividends	74	-
Right-of-use assets obtained in exchange for operating lease liabilities	-	219
Purchases of property and equipment included in accounts payable and accrued expenses	-	105
Conversion of series B-2 and B-1 convertible preferred stock to common stock	-	1,187
Exchange of series B-2 convertible preferred stock to series C convertible preferred stock	-	1,616
Issuance of common stock for prepaid advertising	-	3,412
Exchange of Adjuvant Notes for Purchase Rights	-	634
Exchange of term notes for Purchase Rights	-	4,806

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

Evofem is a San Diego-based, commercial-stage biopharmaceutical company committed to commercializing innovative products to address unmet needs in women’s sexual and reproductive health.

The Company’s first commercial product, Phexxi® (lactic acid, citric acid, and potassium bitartrate) vaginal gel (Phexxi), was approved by the U.S. Food and Drug Administration (FDA) on May 22, 2020, and is the first and only FDA-approved, hormone-free, woman-controlled, on-demand prescription contraceptive gel for women. The Company commercially launched Phexxi in September 2020. Phexxi net product sales were $16.8 million in 2022 and $18.2 million in 2023.

On December 11, 2023, the Company entered into an Agreement and Plan of Merger, as amended (the Merger Agreement) with Aditxt, Inc., a Delaware corporation (Aditxt), Adicure, Inc., a Delaware corporation, and a wholly-owned Subsidiary of Aditxt (Merger Sub), pursuant to which, and on the terms and subject to the conditions thereof, the Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Aditxt (the Merger). The Merger is expected to close in the second half of 2024; the accompanying consolidated financial statements do not reflect the potential impact of the Merger Agreement.

Basis of Presentation and Principles of Consolidation

The Company prepared the consolidated financial statements in accordance with accounting principles generally accepted in the US (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC) related to annual reports on Form 10-K. The Company’s financial statements are presented on a consolidated basis, which include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reverse Stock Split

On March 15, 2023, the Company’s shareholders approved a reverse stock split between 1-for-20 and not more than 1-for-125 at any time on or prior to March 15, 2024. The Company decided on a ratio of 1-for-125 for the Reverse Stock Split, which became effective on May 18, 2023. The consolidated financial statements are retrospectively adjusted for this Reverse Stock Split.

Risks, Uncertainties and Going Concern

Any disruptions in the commercialization of Phexxi and/or its supply chain could have a material adverse effect on the Company’s business, results of operations and financial condition.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities, in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s principal operations have been related to research and development, including the development of Phexxi, and to its commercially related sales and marketing efforts. Additional activities have included raising capital, identifying alternative manufacturing to lower the cost of goods sold (COGS), seeking ex-U.S. licensing partners to commercialize Phexxi outside the U.S. and provide non-dilutive capital to the Company, and establishing and maintaining a corporate infrastructure to support a commercial product. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of December 31, 2023, the Company had cash and cash equivalents, including restricted cash from the Adjuvant Notes (as defined in Note 4 - Debt) of $0.6 million, a working capital deficit of $63.3 million and an accumulated deficit of $888.7 million.

Effective October 3, 2022, the Company’s common stock is listed on the OTC Venture Market (the OTCQB) of the OTC Markets Group, Inc., a centralized electronic quotation service for over-the-counter securities, under the symbol “EVFM.” The OTCQB imposes, among other requirements, a minimum $0.01 per share bid price requirement (the Bid Price Requirement) for continued inclusion on the OTCQB. The closing bid price for the Company’s common stock must remain at or above $0.01 per share to comply with the Bid Price Requirement for continued listing. As of March 21, 2024, the closing price was $0.0158. While the Company’s common stock was previously listed on the Nasdaq Capital Market (Nasdaq) under the symbol “EVFM”, on August 11, 2022, it was suspended from trading on the Nasdaq due to noncompliance with the Nasdaq’s minimum bid price requirement. On October 26, the Company’s common stock was formally delisted from Nasdaq. The delisting of the Company’s shares from Nasdaq makes shares of the Company’s common stock less liquid and makes it more difficult for the Company to raise funds when and as needed to fund its operations.

In October 2022, the Company reported that its Phase 3 clinical trial (EVOGUARD) did not achieve its efficacy endpoints. The Company has discontinued investment in this development program.

In March 2023, the Company received a Notice of Event of Default and Reservation of Rights (the Notice of Default) from Baker Bros claiming that the Company failed to maintain the required shares reserved amount per the Third Baker Amendment as defined in Note 4 - Debt. In addition, the Notice of Default resulted in a cross default under all outstanding debt; which became currently due and the Company did not have sufficient capital to repay such obligations during the period of default. As of June 30, 2023, the Company had not met the affirmative covenant requiring achievement of $100.0 million in cumulative net sales of Phexxi by such date as per the First Baker Amendment (as defined in Note 4 – Debt). In September 2023, the Company entered into the Fourth Baker Amendment (as defined in Note 4 – Debt), upon which the cumulative net sales covenant was removed and all defaults existing at the time of signing were cured.

Management’s plans to meet its cash flow needs in the next 12 months include generating recurring product revenue, restructuring its current payables and obtaining additional funding through means such as the issuance of its capital stock, non-dilutive financings, or through collaborations or partnerships with other companies, including license agreements for Phexxi in the US or foreign markets, or other potential business combinations, including the Merger.

The Company anticipates it will continue to incur net losses for the foreseeable future. According to management estimates, liquidity resources as of December 31, 2023 and 2022 were not sufficient to maintain the Company’s cash flow needs for the twelve months from the date of issuance of these consolidated financial statements.

If the Company is not able to obtain the required funding through a significant increase in revenue, equity or debt financings, license agreements for Phexxi in the US or foreign markets, or other means, or is unable to obtain funding on terms favorable to the Company, or if there is another event of default affecting the notes payable, there will be a material adverse effect on commercialization and development operations and the Company’s ability to execute its strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make further reductions in spending, including spending in connection with its commercialization activities, extend payment terms with suppliers, liquidate assets where possible at a potentially lower amount than as recorded in the consolidated financial statements, suspend or curtail planned operations, or cease operations entirely. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects, and the Company would not be able to continue as a going concern. The Company has concluded that these circumstances and the uncertainties associated with the Company’s ability to obtain additional equity or debt financing on terms that are favorable to the Company, or at all, and otherwise succeed in its future operations raise substantial doubt about the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto.

Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include, but are not limited to: the assumptions used in measuring the revenue gross-to-net variable consideration items; the trade accounts receivable credit loss reserve estimate; the discount rate used in estimating the fair value of the right-of-use (ROU) assets and lease liabilities; the assumptions used in estimating the fair value of convertible notes, warrants and purchase rights issued; the useful lives of property and equipment; the recoverability of long-lived assets; clinical trial accruals; the assumptions used in estimating the fair value of stock-based compensation expense; the valuation of inventory; and the valuation of deferred tax assets. These assumptions are more fully described in Note 2 – Summary of Significant Accounting Policies, Note 3 - Revenue, Note 4 - Debt, Note 6 - Fair Value of Financial Instruments, Note 7 - Commitments and Contingencies, Note 9 - Stock-based Compensation, and Note 11 – Income Taxes. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances and adjusts when facts and circumstances dictate. The estimates are the basis for making judgments about the carrying values of assets, liabilities and recorded expenses that are not readily apparent from other sources. As future events and their effects cannot be determined with precision, actual results may materially differ from those estimates or assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer of the Company, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. Deposits in the Company’s checking and time deposit accounts are maintained in federally insured financial institutions and are subject to federally insured limits or limits set by Securities Investor Protection Corporation. The Company invests in funds through a major U.S. bank and is exposed to credit risk in the event of default to the extent of amounts recorded on the consolidated balance sheets.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant concentrations of credit risk on its cash, cash equivalents and restricted cash balances on amounts in excess of federally insured limits due to the financial position of the depository institutions in which these deposits are held. The Company’s deposits were primarily held in Silicon Valley Bank prior to their closure by regulators; however, the Company was subsequently able to regain full access to all its deposits and moved these to a different financial institution.

The Company is also subject to credit risk related to its trade accounts receivable from product sales. Its customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and a mail-order specialty pharmacy. The Company extends credit to its customers in the normal course of business after evaluating their overall financial condition and evaluates the collectability of its accounts receivable by periodically reviewing the age of the receivables, the financial condition of its customers, and its past collection experience. Historically, the Company has not experienced any credit losses. As of December 31, 2023, based on the evaluation of these factors the Company did not record an allowance for doubtful accounts. Phexxi is distributed primarily through three major distributors and a mail-order pharmacy, who receive service fees calculated as a percentage of the gross sales, and a fee per units shipped, respectively. These entities are not obligated to purchase any set number of units and distribute Phexxi on demand as orders are received. For the years ended December 31, 2023, and 2022, the Company’s three largest customers combined made up approximately 84% and 77% of its gross product sales, respectively. As of December 31, 2023, the Company’s three largest customers combined made up 87% and as of December 31, 2022, the Company’s four largest customers combined made up 81% of its trade accounts receivable balance.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of readily available cash in checking accounts and money market funds. Restricted cash consists of cash held in monthly time deposit accounts and letters of credit as described in Note 7 - Commitments and Contingencies. During the twelve months ended December 31, 2023, the Company’s letters of credit of $0.3 million for its fleet leases were released. Additionally, the remaining funds of the $25.0 million received from the issuance of Adjuvant Notes (as defined below) in the fourth quarter of 2020 is classified as restricted cash as the Company is contractually obligated to use the funds for specific purposes. Upon receipt of a notice of default from its landlord on March 20, 2023, for failing to pay March 2023 rent timely resulting in a breach under the office lease agreement, the Company’s letter of credit in the amount of $0.8 million, in restricted cash, was recovered by the landlord.

The following table provides a reconciliation of cash, cash equivalents and restricted cash, reported within the consolidated statements of cash flows (in thousands):

	Twelve months ended
	2023	2022
Cash and cash equivalents	$-	$2,769
Restricted cash	580	1,207
Restricted cash included in other noncurrent assets	-	800
Total cash, cash equivalents and restricted cash presented in the consolidated statements of cash flows	$580	$4,776

Trade Accounts Receivable and Allowance

Trade accounts receivable are amounts owed to the Company by its customers for product that has been delivered. The trade accounts receivable are recorded at the invoice amount, less prompt pay and other discounts, chargebacks and an allowance for credit losses, if any. The allowance for credit losses is the Company’s estimate of losses over the life of the receivables. The Company determines the allowance for credit losses based on its historical payment information by customer and the analysis of the trade accounts receivable balance by customer segment. When the collectability of an invoice is no longer probable, the Company will create a reserve for that specific receivable. If a receivable is determined to be uncollectible, it is charged against the general credit loss reserve or the reserve for the specific receivable, if one exists. No allowance was deemed necessary at December 31, 2023 or 2022.

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.

The valuation of assets and liabilities are subject to fair value measurements using a three-tiered approach. Fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts payable, accrued expenses and accrued compensation approximate their fair values due to their short-term nature.

The Company believes that the Adjuvant Notes bear interest at a rate that approximates prevailing market rates for instruments with similar characteristics. The Company estimates the fair value of other debt carried at fair value (the Baker Notes and the Senior Subordinate Notes) utilizing a specialist using a Monte Carlo methodology as described in Note 6 – Fair Value of Financial Instruments. Based on the assumptions used to value these instruments at fair value, the debt instruments are categorized as Level 3 in the fair value hierarchy.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overheads, are stated at the lower of cost, or net realizable value. Cost is determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At each balance sheet date, the Company evaluates ending inventories for excess quantities, obsolescence, or shelf-life expiration. The evaluation includes an analysis of the Company’s current and future strategic plans, anticipated future sales, the price projections of future demand, and the remaining shelf life of goods on hand. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value in accordance with the first-in, first-out inventory costing method.

Inventories consist of the following (in thousands) for the period indicated:

	December 31,
	2023	2022
Raw Materials (1)	$520	$758
Work in process	386	4,142
Finished Goods (1)	791	1,748
Total (2)	$1,697	$6,648

(1)	The raw materials and finished goods balances included a combined estimated reserve on obsolescence and excess inventory which might not be sold prior to expiration of $0.3 million as of December 31, 2023, based upon assumptions about future manufacturing needs and gross sales of Phexxi. Inventory associated with the additional write-down of $1.3 million recorded during the year ended December 31, 2023, was disposed and is no longer in the inventory balance as of December 31, 2023.

(2)	A portion of the total inventory balance which relates to inventory not expected to be sold within one year from the balance sheet date is included in other noncurrent assets as of December 31, 2022.

Property and Equipment

Property and equipment generally consist of research equipment, computer equipment and software and office furniture. Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the lesser of the remaining term of the related lease or the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense as incurred and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

Impairment of Long-lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset or asset group are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset or asset group exceeds its fair value. The Company recognized an immaterial impairment of construction in process in the year ended December 31, 2023 and no such impairment loss was recorded during the year ended December 31, 2022.

Clinical Trial Accruals

As part of the process of preparing the consolidated financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations (CROs), consultants and under clinical site agreements relating to conducting clinical trials. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

The Company’s objective is to reflect the appropriate clinical trial expenses in our consolidated financial statements by recording those expenses in the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the clinical trial as measured by patient progression and the timing of various aspects of the trial. Management determines accrual estimates through financial models and discussions with applicable personnel and outside service providers as to the progress of clinical trials.

During a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The Company’s clinical trial accruals are partially dependent upon accurate reporting by CROs and other third-party vendors. The Company’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any period.

Fair Value of Warrants

Upon the issuance of warrants, they are initially measured at fair value and reviewed for the appropriate classification (liability or equity). Warrants determined to require liability accounting are subsequently re-measured with changes in fair value being recognized as a component of other income (expense), net in the consolidated statements of operations. Warrants are valued using an option pricing model based on the applicable assumptions, which include the exercise price of the warrants, time to expiration, expected volatility of our peer group, risk-free interest rate, and expected dividends. The Company re-evaluates the classification of its warrants at each balance sheet date to determine the proper balance sheet classification for each warrant. The assumptions used in the Option Pricing Model (OPM) are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, our cumulative equity value as a proxy for the exercise price, the expected term the purchase rights will be held prior to exercise and a risk-free interest rate, and probability of change of control events.

Leases

The Company determines if an arrangement is a lease or implicitly contains a lease as well as if the lease is classified as an operating or finance lease in accordance with ASC 842, Leases (ASC 842), at inception based on the lease definition. Operating leases are included in operating lease ROU assets and operating lease liabilities in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date or the adoption date for existing leases based on the present value of lease payments over the lease term using an estimated discount rate.

For leases which do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date or the adoption date in determining the present value of lease payments over a similar term. In determining the estimated incremental borrowing rate, the Company considers a rate obtained from its primary banker for discussion purposes of a potential collateralized loan with a term similar to the lease term; the Company’s historical borrowing capability in the market; and the Company’s costs incurred for underwriting discounts and financing costs in its previous equity financings. For leases which have an implicit rate, the Company uses the rate implicit in the lease to determine the present value of the lease payments. The ROU assets also include any lease payments made and exclude lease incentives. For operating leases, lease expense is recognized on a straight-line basis over the lease term. Lease and non-lease components within a contract are generally accounted for separately. Short-term leases of 12 months or less, if any, are expensed as incurred which approximates the straight-line basis due to the short-term nature of the leases.

Operating lease ROU assets and lease liabilities were $0.1 million each on December 31, 2023 and were $4.4 million and $5.4 million on December 31, 2022, respectively. See Note 7 - Commitments and Contingencies for more detailed discussions on leases and financial statements information under ASC 842.

Revenue

The Company recognizes revenue from the sale of Phexxi in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). Revenue is recognized when the Company’s performance obligation is satisfied by transferring control of the product to a customer. In accordance with the Company’s contracts with customers, control of the product is transferred upon the conveyance of title, which occurs when the product is sold to and received by a customer. The amount of revenue recognized by the Company is equal to the amount of consideration that is expected to be received from the sale of product to its customers.

An estimate for variable consideration is made with each sale and is recorded in conjunction with the revenue being recognized. To calculate the variable consideration, the Company uses the expected value method and the amount is recorded either as a reduction to accounts receivable or as a current liability based on the nature of the allowance and the terms of the related arrangements.

Research and Development

Research and development expenses include costs associated with the Company’s research and development activities, including, but not limited to, payroll and personnel-related expenses, stock-based compensation expense, materials, laboratory supplies, clinical studies, and outside services. Research and development costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services not yet received. These payments, if any, are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Advertising

Costs for producing advertising are expensed when incurred. Costs for communicating advertising, such as television commercial airtime and print media space, are recorded as prepaid expenses and then expensed when the advertisement occurs. Advertising costs were immaterial in both of the presented periods.

Patent Expenses

The Company expenses all costs incurred relating to patent applications, including, but not limited to, direct application fees and the legal and consulting expenses related to making such applications. Such costs are included in general and administrative expenses in the consolidated statements of operations.

Stock-based Compensation

Stock-based compensation expense for stock options issued to employees, non-employee directors and consultants is measured based on estimating the fair value of each stock option on the date of grant using the Black-Scholes (BSM) option-pricing model.

The following table summarizes the Company’s stock-based awards expensing policies for employees and non-employees:

Employees and Nonemployee Consultants
Service only condition	Straight-line based on the grant date fair value
Performance criterion is probable of being met:
Service criterion is complete	Recognize the grant date fair value of the award(s) once the performance criterion is considered probable of occurrence

Service criterion is not complete	Expense using an accelerated multiple-option approach(1) over the remaining requisite service period

Performance criterion is not probable of being met:	No expense is recognized until the performance criterion is considered probable at which point expense is recognized using an accelerated multiple-option approach

(1)	The accelerated multiple-option approach results in compensation expense being recognized for each separately vesting tranche of the award as though the award was in substance multiple awards and, therefore, results in accelerated expense recognition during the earlier vesting periods.

Fair Value of Stock Options

The fair value of stock options is determined using the BSM option-pricing model based on the applicable assumptions, which includes the exercise price of options, time to expiration, expected volatility of our peer group, risk-free interest rate and expected dividend. The Company records forfeitures when they occur.

Performance-based Awards

For performance-based RSAs (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual milestone under the award being achieved, and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met. If the performance-based RSAs are modified, the Company applies the share-based payment modification accounting in accordance with ASC 718, Compensation-Stock Compensation (ASC 718).

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Net Income (Loss) per Share

Basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. The net income (loss) available to common stockholders is adjusted for amounts in accumulated deficit related to the deemed dividends triggered for certain financial instruments. Such adjustment was $3.0 million and zero in the years ended December 31, 2023 and 2022, respectively. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, potentially dilutive securities are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for the year ended December 31, 2022. Potentially dilutive securities excluded from the calculation of diluted net loss per share are summarized in the table below. Common shares were calculated for the convertible preferred stock and the convertible debt using the if-converted method.

	Years Ended December 31,
	2023	2022
Options to purchase common stock	3,747	5,672
Warrants to purchase common stock	21,053,694	2,052,367
Series E-1 Shares	30,472,989	-
Series F-1 Shares	370,731,708	-
Purchase rights to purchase common stock	385,312,084	4,490,202
Convertible notes	616,497,236	18,105,684
Total	1,424,071,458	24,653,925

The following table sets forth the computation of net income attributable to common shareholders, weighted average common shares outstanding for diluted net income per share, and diluted net income per share attributable to common shareholders for the year ended December 31, 2023 (in thousands, except share and per share amounts).

Twelve Months Ended December 31,
2023
Numerator:
Net income attributable to common stockholders	$49,995
Adjustments:
Change in fair value of purchase rights	1,253
Noncash interest expense on convertible notes, net of tax	1,432
Net income attributable to common stockholders	$52,680
Denominator:
Weighted average shares used to compute net income attributable to common stockholder, basic	4,826,763
Add:
Pro forma adjustments to reflect assumed conversion of convertible notes	549,963,204
Pro forma adjustments to reflect assumed exercise of outstanding warrants and purchase rights	405,803,188
Pro forma adjustments to reflect the assumed conversion of Series E-1 Shares	12,272,683
Pro forma adjustments to reflect the assumed conversion of Series F-1 Shares	11,172,736
Weighted average shares used to compute net loss attributable to common stockholder, diluted	984,038,574
Net income per share attributable to common stockholders, diluted	$0.05

Recently Adopted Accounting Pronouncements

No significant new standards were adopted during the year ended December 31, 2023.

Recently Issued Accounting Pronouncements — Not Yet Adopted

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standards setting bodies that are adopted as of the specified effective date.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures addressing income tax disclosures, requiring entities to annually disclose specific categories in the rate reconciliation and provide additional information for certain reconciling items and categories. ASU No. 2023-09 will be effective for the Company beginning with the annual filing for the period ended December 31, 2024 and early adoption is allowed. The Company will adopt ASU No. 2023-09 by adding the required disclosures for the December 31, 2024 Annual Report.

The Company does not believe the impact of any other recently issued standards and any issued but not yet effective standards will have a material impact on its consolidated financial statements upon adoption.

3. Revenue

The Company recognizes revenue from the sale of Phexxi in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (ASC 606). The provisions of ASC 606 require the following steps to determine revenue recognition: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

In accordance with ASC 606, the Company recognizes revenue when its performance obligation is satisfied by transferring control of the product to a customer. In accordance with the Company’s contracts with customers, control of the product is transferred upon the conveyance of title, which occurs when the product is sold to and received by a customer. The Company’s customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and a mail-order specialty pharmacy. Payment terms typically range from 31 to 66 days, include prompt pay discounts, and vary by customer. Trade accounts receivable due to the Company from contracts with its customers are stated separately in the consolidated balance sheets, net of various allowances as described in the Trade Accounts Receivable policy in Note 2 - Summary of Significant Accounting Policies.

The amount of revenue recognized by the Company is equal to the amount of consideration that is expected to be received from the sale of product to its customers. Revenue is only recognized when the performance obligation is satisfied. To determine whether a significant reversal will occur in future periods, the Company assesses both the likelihood and magnitude of any such potential reversal of revenue.

Phexxi is sold to customers at the wholesale acquisition cost (WAC), or in some cases at a discount to WAC. However, the Company records product revenue net of reserves for applicable variable consideration. These types of variable consideration reduce revenue and include the following:

●	Distribution services fees

●	Prompt pay and other discounts

●	Product returns

●	Chargebacks

●	Rebates

●	Patient support programs, including our co-pay programs

An estimate for variable consideration is made with each sale and is recorded in conjunction with the revenue being recognized. To calculate the variable consideration, the Company uses the expected value method and the estimated amounts are recorded as a reduction to accounts receivable or as a current liability based on the nature of the allowance and the terms of the related arrangements. An estimated amount of variable consideration may differ from the actual amount. At each balance sheet date, these provisions are analyzed and adjustments are made if necessary. Any adjustments made to these provisions would also affect net product revenue and earnings.

In accordance with ASC 606, the Company must make significant judgments to determine the estimate for certain variable consideration. For example, the Company must estimate the percentage of end-users that will obtain the product through public insurance such as Medicaid or through private commercial insurance. To determine these estimates, the Company relies on historical sales data showing the amount of various end-user consumer types, inventory reports from the wholesale distributors and mail-order specialty pharmacy, and other relevant data reports.

The specific considerations that the Company uses in estimating these amounts related to variable consideration are as follows:

Distribution services fees – The Company pays distribution service fees to its wholesale distributors and mail-order specialty pharmacy. These fees are a contractually fixed percentage of WAC and are calculated at the time of sale based on the purchase amount. The Company considers these fees to be separate from the customer’s purchase of the product and, therefore, they are recorded in other current liabilities on the consolidated balance sheets.

Prompt pay and other discounts – The Company incentivizes its customers to pay their invoices on time through prompt pay discounts. These discounts are an industry standard practice, and the Company offers a prompt pay discount to each wholesale distributor and retail pharmacy customer. The specific prompt pay terms vary by customer and are contractually fixed. Prompt pay discounts are typically taken by the Company’s customers, so an estimate of the discount is recorded at the time of sale based on the purchase amount. Prompt pay discount estimates are recorded as contra trade accounts receivable on the consolidated balance sheets.

The Company may also give other discounts to its customers to incentivize purchases and promote customer loyalty. The terms of such discounts may vary by customer. These discounts reduce gross product revenue at the time the revenue is recognized.

Chargebacks – Certain government entities and covered entities (e.g., Veterans Administration, 340B covered entities) are able to purchase Phexxi at a price discounted below WAC. The difference between the government or covered entity purchase price and the wholesale distributor purchase price of WAC will be charged back to the Company. The Company estimates the amount of each chargeback channel based on the expected number of claims in each channel and related chargeback that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Estimated chargebacks are recorded as contra trade accounts receivable on the consolidated balance sheets.

Rebates – The Company is subject to mandatory discount obligations under the Medicaid and Tricare programs. The rebate amounts for these programs are determined by statutory requirements or contractual arrangements. Rebates are owed after the product has been dispensed to an end user and the Company has been invoiced. Rebates for Medicaid and Tricare are typically invoiced in arrears. The Company estimates the amount of rebates based on the expected number of claims and related cost that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Rebate estimates are recorded as other current liabilities on the consolidated balance sheets.

Patient support programs – One type of patient support program the Company offers is a co-pay program to commercially insured patients whose insurance requires a co-pay to be made when filling their prescription. This is a voluntary program that is intended to provide financial assistance to patients meeting certain eligibility requirements. The Company estimates the amount of financial assistance for these programs based on the expected number of claims and related cost that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Patient support programs estimates are recorded as other current liabilities on the consolidated balance sheets.

Product returns – Customers have the right to return product that is within six months or less of the labeled expiration date or that is past the expiration date by no more than twelve months. Phexxi was commercially launched in September 2020 with a 30-month shelf life. The shelf life increased to 48 months in June 2022. The Company uses historical sales and return data to estimate future product returns. Product return estimates are recorded as other current liabilities on the consolidated balance sheets.

The variable considerations discussed above were recorded in the consolidated balance sheet and consisted of $0.3 million and $0.1 million in contra trade accounts receivable as of December 31, 2023 and 2022, respectively and $3.2 million and $2.6 million in other current liabilities as of December 31, 2023 and 2022, respectively.

4. Debt

Baker Bros. Notes (temporarily owned by Aditxt from December 11, 2023 through February 26, 2024)

On April 23, 2020, the Company entered into a Securities Purchase and Security Agreement (the Baker Bros. Purchase Agreement) with certain affiliates of Baker Bros. Advisors LP, as purchasers (the Baker Purchasers), and Baker Bros. Advisors LP, as designated agent, pursuant to which the Company agreed to issue and sell to the Baker Purchasers (i) convertible senior secured promissory notes (the Baker Notes) in an aggregate principal amount of up to $25.0 million and (ii) warrants to purchase shares of common stock (the Baker Warrants) in a private placement, which closed in two closings (April 24, 2020, the Baker Initial Closing, and June 9, 2020, the Baker Second Closing) As a result of the two closings, the Company issued and sold Baker Notes with an aggregate principal amount of $25.0 million and Baker Warrants exercisable for 2,731 shares of common stock. Upon the completion of the underwritten public offering in June 2020, the exercise price of the Baker Warrants was $4,575 per share. The Baker Warrants have a five-year term with a cashless exercise provision and are immediately exercisable at any time from their respective issuance date.

The Baker Notes had a five-year term, with no pre-payment ability during the first three years. Interest on the unpaid principal balance of the Baker Notes (the Baker Outstanding Balance) accrues at 10.0% per annum with interest accrued during the first year from the two respective closing dates recognized as payment-in-kind. The effective interest rate for the period was 10.0%. Accrued interest beyond the first year of the respective closing dates is to be paid in arrears on a quarterly basis in cash or recognized as payment-in-kind, at the direction of the Baker Purchasers. As discussed below, with the amendment to the Baker Bros. Purchase Agreement, interest payments were paid-in kind. Interest pertaining to the Baker Notes for the twelve months ended December 31, 2023 and 2022 was approximately $8.7 million and $3.3 million, respectively, which was added to the outstanding principal balance. The Company accounts for the Baker Notes under the fair value method as described below and, therefore, the interest associated with the Baker Notes is included in the fair value determination.

The Baker Notes were callable by the Company on 10 days’ written notice beginning on the third anniversary of the initial closing date of April 24, 2020. The call price equals 100% of the Baker Outstanding Balance plus accrued and unpaid interest if the Company’s common stock as measured using a 30-day volume weighted average price (VWAP) was greater than the benchmark price of $9,356.25 as stated in the Baker Bros. Purchase Agreement, or 110% of the Baker Outstanding Balance plus accrued and unpaid interest if the VWAP was less than such benchmark price. The Baker Purchasers also had the option to require the Company to repurchase all or any portion of the Baker Notes in cash upon the occurrence of certain events. In a repurchase event, as defined in the Baker Bros. Purchase Agreement, the repurchase price will equal 110% of the Baker Outstanding Balance plus accrued and unpaid interest. In the event of default or the Company’s change of control, the repurchase price would equal to the sum of (x) three times of the Baker Outstanding Balance plus (y) the aggregate value of future interest that would have accrued. The Baker Notes were convertible at any time at the option of the Baker Purchasers at the conversion price of $4,575 per share prior to the First and Second Baker Amendments (as defined below).

On November 20, 2021, the Company entered into the first amendment to the Baker Bros. Purchase Agreement (the First Baker Amendment), in which each Baker Purchaser had the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $4,575 and (b) 115% of the lowest price per share of common stock (or, as applicable with respect to any equity securities convertible into common stock, 115% of the applicable conversion price) sold in one or more equity financings until the Company has met a qualified financing threshold defined as one or more equity financings resulting in aggregate gross proceeds to the Company of at least $50 million (the Financing Threshold).

The First Baker Amendment also extended, effective upon the Company’s achievement of the Financing Threshold, the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi by June 30, 2022 to June 30, 2023. Additionally per the First Baker Amendment, if in any equity financing closing on or prior to the date the Company has met the Financing Threshold the Company issued warrants to purchase capital stock of the Company (or other similar consideration), the Company was required to issue to the Baker Purchasers an equivalent coverage of warrants (or other similar consideration) on the same terms as if the Baker Purchasers had participated in the financing in an amount equal to the then outstanding principal of Baker Notes held by the Baker Purchasers. In satisfaction of this requirement and in connection with the closing of the May 2022 Public Offering, the Company issued warrants to purchase 582,886 shares of the Company’s common stock at an exercise price of $93.75 per share (the June 2022 Baker Warrants). As required by the terms of the First Baker Amendment, the June 2022 Baker Warrants have substantially the same terms as the warrants issued in the May 2022 Public Offering. Refer to Note 8 - Stockholders’ Deficit for further information. The exercise price of the initial Baker Warrants and the June 2022 Baker Warrants was reset multiple times as a result of various Notes issuances in accordance with the agreement and the exercise price as of December 31, 2023 was $0.0615 per share.

On March 21, 2022, the Company entered into the second amendment to the Baker Bros. Purchase Agreement (the Second Baker Amendment), which granted each Baker Purchaser the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $725.81 or (b) 100% of the lowest price per share of common stock (or as applicable with respect to any equity securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company has (i) met the qualified financing threshold by June 30, 2022, defined as a single underwritten financing resulting in aggregate gross proceeds to the Company of at least $20 million (Qualified Financing Threshold) and (ii) the disclosure of top-line results from the EVOGUARD clinical trial (the Clinical Trial Milestone) by October 31, 2022. The Second Baker Amendment also provided that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The Company met the Qualified Financing Threshold upon the closing of the May 2022 Public Offering, and as of September 30, 2022, the conversion price and exercise price of the Baker Warrants was reset to $93.75. The Company achieved the Clinical Trial Milestone in October 2022. Also, with the achievement of the Qualified Financing Threshold and the Clinical Trial Milestone, the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi was extended to June 30, 2023, which was subsequently waived via the Baker Fourth Amendment as discussed below.

On September 15, 2022, the Company entered into the third amendment to the Baker Bros. Purchase Agreement (the Third Baker Amendment), pursuant to which the conversion price was amended to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period; an interest make-whole payment due in certain circumstances was removed; and certain change of control and liquidation payment amounts were reduced from three times the outstanding amounts of the Baker Notes to two times the outstanding amounts. In addition, the Third Baker Amendment provided that the Company may make future interest payments to the Baker Purchasers in kind or in cash, at the Company’s option. On the same day, the Company also entered into a Secured Creditor Forbearance Agreement with the Baker Purchasers (Baker Forbearance Agreement), according to which the Baker Purchasers agreed to forebear the defaults that existed at that time.

On December 19, 2022, the Company entered into the First Amendment to the Forbearance Agreement (the Amendment) effective as of December 15, 2022 to amend certain provisions of the Forbearance Agreement dated September 15, 2022. The Amendment revised the Forbearance Agreement to (i) amend the Fifth Recital Clause to clarify that the Purchasers consent to any additional indebtedness pari passu, but not senior to that of the Purchasers, in an amount not to exceed $5.0 million, and (ii) strike and entirely replace Section 4 to clarify the terms of the Purchasers’ consent to Interim Financing (as defined therein). No other revisions were made to the Forbearance Agreement.

On March 7, 2023, Baker Bros. Advisors, LP (the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Baker Bros. Purchase Agreement. The Notice of Default claimed that the Company failed to maintain the “Required Reserve Amount” as required by the Third Baker Amendment. The Designated Agent, at the direction of the Baker Purchasers, accelerated repayment of the outstanding balance payable. As a result, approximately $92.7 million, representing two times the sum of the outstanding balance and all accrued and unpaid interest thereon and all other amounts due under the Baker Bros. Purchase Agreement and other documents, was due and payable within three business days of receipt of the Notice of Default. In addition, the Company did not meet the $100.0 million cumulative net sales threshold by June 30, 2023 and as such was in default as of that date. As discussed below, all existing defaults were cured upon the signing of the Fourth Baker Amendment.

On September 8, 2023, the Company entered into the Fourth Amendment to the Baker Bros. Purchase Agreement (the Fourth Baker Amendment) with the Baker Purchasers. The Fourth Amendment amends certain provisions within the Baker Bros. Purchase Agreement including:

(i)	the rescission of the Notice of Default delivered to the Company on March 7, 2023 and waiving the Events of Default named therein;

(ii)	the waiver of any and all other Events of Default existing as of the Fourth Amendment date;

(iii)	the removal of the conversion feature into shares of Company common stock, including the removal of any requirement to reserve shares of common stock for conversion of the Baker Notes as well as any registration rights related thereto;

(iv)	the clarification that for the sole purpose of enabling an ex-U.S. license agreement for such assets, any Patents, Trademarks or Copyrights acquired after the Effective Date shall be excluded from the definition of Collateral; and,

(v)	the removal of the requirement for the Company to obtain $100 million in cumulative net Phexxi sales in the specified timeframe.

The outstanding balance of the Baker Notes will continue to accrue interest at 10% per annum and, in the event of a default in the agreement or a failure to pay the Repurchase Price (as defined below) on or before September 8, 2028 (the Maturity Date), the Baker Purchasers may collect on the full principal amount then outstanding. Additionally, the Company was required to make a $1.0 million upfront payment by October 1, 2023 (which payment was made in late September 2023) as well as quarterly cash payments based upon a percentage of the Company’s global net product revenue. The cash payments will be determined based upon the quarterly global net revenue of Phexxi such that if the global net revenue is less than or equal to $5.0 million, the Company will pay 3% of such global net revenues; if the global net revenue is over $5.0 million and less than or equal to $7.0 million, the Company will continue to pay 3% on net revenue up to $5.0 million and 4% on the net revenue over $5.0 million; and if the global net revenue is over $7.0 million, the Company will pay 3% on the net revenue up to $5.0 million, 4% on the net revenue over $5.0 million up to $7.0 million, and 5% on net revenue over $7.0 million. The cash payments were payable beginning in the fourth quarter of 2023. Regardless of the percentage paid, the quarterly cash payment amounts, along with the $1.0 million upfront payment, will be deducted from the Repurchase Price as Applicable Reductions.

The Fourth Amendment also granted the Company the ability to repurchase the principal amount and accrued and unpaid interest of the Baker Notes for up to a five-year period for the one-time Repurchase Price designated below:

Date of Notes’ Repurchase	Repurchase Price
On or prior to September 8, 2024	$14,000,000 (less Applicable Reductions)
September 9, 2024-September 8, 2025	$16,750,000 (less Applicable Reductions)
September 9, 2025-September 8, 2026	$19,500,000 (less Applicable Reductions)
September 9, 2026-September 8, 2027	$22,250,000 (less Applicable Reductions)
September 9, 2027-September 8, 2028	$25,000,000 (less Applicable Reductions)

The Company evaluated whether any of the Embedded Features required bifurcation as a separate component. The Company elected the fair value option (FVO) under ASC 825, Financial Instruments (ASC 825), as the Baker Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized the debt instrument at fair value, inclusive of the Embedded Features with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive income in the consolidated balance sheets. All other changes in fair value were recognized in the consolidated statements of operations.

Due to the execution of the Fourth Baker Amendment, the Company reviewed the Baker Notes in accordance with ASC 470, Debt (ASC 470). Because the Baker Notes were recorded under the FVO, the Fourth Amendment was outside the scope of ASC 470-60 and as such did not qualify as a troubled debt restructuring (TDR). The Baker Notes were evaluated in accordance with ASC 470 and were determined to have failed certain qualitative factors to qualify as a modification and, therefore, were accounted for as an extinguishment. The Company removed the fair value of the old Baker Notes of $15.6 million and the related accumulated other comprehensive income of $73.2 million as of the date of extinguishment and recorded the fair value of the new Baker Notes, as measured on the date of the Baker Fourth Amendment as $12.5 million, and recognized a gain of approximately $75.3 million within the consolidated statements of operations, in the gain (loss) on issuance of financial instruments line item, upon extinguishment. The gain includes recognizing $73.2 million that had previously been a component of other comprehensive income as part of the prior quarterly revaluations using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

As part of the consideration for the Merger, on December 11, 2023, the Baker Purchasers signed an agreement to assign the Baker Notes to Aditxt (the December Assignment Agreement). Upon this December Assignment Agreement, Aditxt assumed all terms under the Baker Notes, with Aditxt becoming the new senior secured debtholder of the Company, governed by the requirements under the Fourth Baker Amendment. As described in Note 13 – Subsequent Events, the Baker Notes were re-assigned back to the Baker Purchasers on February 26, 2024.

Due to the execution of the December Assignment Agreement, the Company reviewed the Baker Notes in accordance with ASC 470. The Baker Notes, having been effectively terminated were extinguished on December 11, 2023, resulting in removing the fair value of the old Baker Notes of $12.5 million. The temporarily assigned Baker Notes were subsequently recorded at fair value using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

As of December 31, 2023, the Baker Notes are recorded at fair value in the consolidated balance sheet as short-term convertible notes payable with a total balance of $13.5 million, and the total outstanding balance including principal and accrued interest is $99.5 million.

Adjuvant Notes

On October 14, 2020, the Company entered into a Securities Purchase Agreement (the Adjuvant Purchase Agreement) with Adjuvant Global Health Technology Fund, L.P., and Adjuvant Global Health Technology Fund DE, L.P. (together, the Adjuvant Purchasers), pursuant to which the Company sold unsecured convertible promissory notes (the Adjuvant Notes) in aggregate principal amount of $25.0 million.

The Adjuvant Notes have a five-year term, and in connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable on the date of the consummation of a change of control transaction at the option of the Adjuvant Purchasers. The Adjuvant Notes have interest accruing at 7.5% per annum on a quarterly basis in arrears to the outstanding balance of the Adjuvant Notes and are recognized as payment-in-kind. The effective interest rate for the year ended December 31, 2023 was 8.8%.

Interest expense for the Adjuvant Notes consist of the following, and is included in short-term convertible notes payable on the consolidated balance sheet as of December 31, 2023 and 2022 and in other expense, net on the consolidated statements of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Coupon interest	$2,046	$2,048
Amortization of issuance costs	224	129
Total (4)	$2,270	$2,177

The Adjuvant Notes are convertible, subject to customary 4.99% and 19.99% beneficial ownership limitations, into shares of the Company’s common stock, par value $0.0001 per share, at any time at the option of the Adjuvant Purchasers at a conversion price of $6,843.75 per share. In connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable at the option of the Adjuvant Purchasers. To the extent not previously prepaid or converted, the Adjuvant Notes were originally automatically convertible into shares of the Company’s common stock at a conversion price of $6,843.75 per share immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock was $18,750 per share, or (ii) the Company achieved cumulative net sales of $100.0 million, provided such net sales were achieved prior to July 1, 2022.

On April 4, 2022, the Company entered into the first amendment to the Adjuvant Purchase Agreement (the Adjuvant Amendment). The Adjuvant Amendment extended the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi by June 30, 2022 to June 30, 2023. The Adjuvant Amendment also provided for an adjustment to the conversion price of the Adjuvant Notes such that the conversion price (the Conversion Price) for these Notes, effective as of the May 2023 reverse stock split, will now be the lesser of (i) $678.49 and (ii) 100% of the lowest price per share of common stock (or with respect to securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company has met the Qualified Financing Threshold. Effective as of the Company’s achievement of the Qualified Financing Threshold, the automatic conversion provisions in the Agreement were further amended to provide that the Adjuvant Notes will automatically convert into shares of the Company’s common stock at the Conversion Price immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock is $18,750 per share, or (ii) the Company achieves cumulative net sales of Phexxi of $100.0 million, provided such net sales were achieved prior to July 1, 2023.

The Adjuvant Notes contain various customary affirmative and negative covenants agreed to by the Company. On September 12, 2022, the Company was in default of the Adjuvant Notes due to the default with the Baker Notes under the cross-default provision. On September 15, 2022, the Company entered into a Forbearance Agreement (the Adjuvant Forbearance Agreement) with the Adjuvant Purchasers, pursuant to which the Adjuvant Purchasers agreed to forbear from exercising any of their rights and remedies during the Forbearance Period as defined in therein, but solely with respect to the specified events of default provided under the Adjuvant Forbearance Agreement.

On September 15, 2022, the Company also entered into the second amendment to the Adjuvant Purchase Agreement (the Second Adjuvant Amendment), pursuant to which the conversion price per share was reduced to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period. In addition, the Company entered into an exchange agreement, pursuant to which the Adjuvant Purchasers agreed to exchange 10% of the outstanding amount of the Adjuvant Notes as of September 15, 2022 (or $2.9 million) for rights to receive 109,842 shares of common stock (the Adjuvant Purchase Rights). The number of shares for each Adjuvant Purchase Right is initially fixed, but is subject to certain customary adjustments, and, until the second anniversary of issuance, adjustments for certain dilutive Company equity issuances. Refer to Note 8 - Stockholders’ Deficit for discussion regarding additional issuances of purchase rights under this provision. The Adjuvant Purchase Rights expire on June 28, 2027 and do not have an exercise price per share and, therefore, will not result in cash proceeds to the Company. As of December 31, 2023, all Adjuvant Purchase Rights remain outstanding. The conversion price of the Adjuvant Notes was reset several times during 2023 along with various financing and equity transactions; as of December 31, 2023, the conversion price was $0.0615.

The Adjuvant Notes are accounted for in accordance with authoritative guidance for convertible debt instruments and are classified as current liabilities in the consolidated balance sheets. The aggregate proceeds of $25.0 million were initially classified as restricted cash for financial reporting purposes due to contractual stipulations that specify the types of expenses the money can be spent on and how it must be allocated. The conversion feature was required to be bifurcated as an embedded derivative because the Company did not have sufficient number of shares reserved upon conversion as of December 31, 2022; however, the fair value of such feature was immaterial as of December 31, 2022. As of June 30, 2023, the Company had a sufficient number of shares reserved and the conversion feature was reclassified to stockholders’ deficit in accordance with ASC 815, Derivatives and Hedging (ASC 815) at that time. As of December 31, 2023 and 2022, $0.6 million and $0.9 million, respectively in proceeds remained, which are included in restricted cash on the consolidated balance sheets. See Note 6 - Fair Value of Financial Instruments for a description of the accounting treatment for the Adjuvant Purchase Rights.

Due to the execution of the Adjuvant Forbearance and the Second Adjuvant Amendment, the Company reviewed the Adjuvant Notes in accordance with ASC 470. The Company concluded that although changes in the structure of the debt met certain qualitative factors to qualify as a TDR, the effective interest rate post changes was greater than the original effective interest rate and, therefore, failed the quantitative test to be a TDR. The Adjuvant Notes were evaluated in accordance with ASC 470 and were determined to have failed certain qualitative factors to qualify as a modification and, therefore, were accounted for as an extinguishment. The Company removed the old debt from its financial records and recorded the new, revised debt and concurrently recognized a gain of approximately $2.5 million upon extinguishment, included in change in fair value of financial instruments within the consolidated statements of operations for the third quarter of 2022. As discussed above, the Company was in default of the Adjuvant Notes at September 30, 2023, due to the failure to meet the cumulative net sales requirement. However, Adjuvant forebeared such default in October 2023 and therefore the Company is no longer in default.

As of December 31, 2023, the Adjuvant Notes are recorded in the consolidated balance sheet as short-term convertible notes payable with a total balance of $28.5 million. The balance is comprised of $22.5 million in principal, net of unamortized debt issuance costs, and $6.1 million in accrued interest. As of December 31, 2022, the Adjuvant Notes were recorded in the consolidated balance sheet as short-term convertible notes payable with a total balance of $26.3 million. The balance was comprised of $22.3 million in principal, net of unamortized debt issuance costs, and $4.0 million in accrued interest.

As of December 31, 2023, and assuming the current conversion price of $0.0615 per share, the Adjuvant Notes could be converted into 464,027,724 shares of common stock.

Term Notes

January and March 2022 Notes

On January 13, 2022, the Company entered into a Securities Purchase Agreement (the January 2022 Purchase Agreement) with institutional investors (the January 2022 Notes Purchasers) pursuant to which the Company agreed to sell in a registered direct offering (i) unsecured 5.0% Senior Subordinated Notes due 2025 with an aggregate issue price of $5.9 million (the January 2022 Notes), which included an original issue discount of $0.9 million, and (ii) warrants (the January 2022 Warrants) to purchase up to 8,003 shares of the Company’s common stock, $0.0001 par value per share. The January 2022 Warrants had an exercise price of $735.00 per share and were initially exercisable beginning on July 15, 2022 with a five-year term. Pursuant to the terms of the March 2022 Purchase Agreement (as defined below), the January 2022 Warrants became exercisable on March 1, 2022, as described in more detail below.

On March 1, 2022, the Company entered into a Securities Purchase Agreement (the March 2022 Purchase Agreement) with institutional investors (the March 2022 Notes Purchasers) pursuant to which the Company agreed to sell in a registered direct offering (i) unsecured 5.0% Senior Subordinated Notes due 2025 with an aggregate issue price of approximately $7.5 million (the March 2022 Notes), which included an original issue discount of approximately $2.5 million, and (ii) warrants (the March 2022 Warrants) to purchase up to 8,303 shares of the Company’s common stock, $0.0001 par value per share. The March 2022 Warrants have an exercise price of $897.56 per share and are immediately exercisable with a five-year term.

The January and March 2022 Notes carried an interest rate of 5% per annum, which was subject to increase to 18% upon an event of default. The January and March 2022 Notes were able to be prepaid, in whole or in part, at the Company’s option together with all accrued and unpaid interest and fees as of the date of repayment. The holders of the January and March 2022 Notes were able to require the Company to redeem their respective notes upon the occurrence of an event of default with a redemption premium of 25%. The holders of the January and March 2022 Notes were also able to require the Company to redeem their respective notes upon the occurrence of certain subsequent transactions.

Pursuant to the terms of the January and March 2022 Purchase Agreements, the Company agreed to certain restrictions on effecting variable rate transactions so long as the January and March 2022 Notes were outstanding. Also, pursuant to the terms of the January and March 2022 Purchase Agreements, the January and March 2022 Purchasers had certain rights to participate in subsequent issuances of the Company’s securities, subject to certain exceptions.

The Company evaluated the January and March 2022 Notes to determine if any embedded components qualified as a derivative requiring bifurcation in accordance with ASC 815. The Company determined that the embedded put option and interest rate increase feature would both require bifurcation and separate accounting. Therefore, the Company elected to use the fair value option under ASC 825, Financial Instruments (ASC 825) for the January and March 2022 Notes inclusive of the embedded features.

The Company evaluated the January and March 2022 Warrants and determined that in accordance with ASC 815 the warrants should be recorded at fair value and classified as a derivative liability in the consolidated balance sheet. Both the January and March 2022 Notes and Warrants were marked-to-market at each reporting date.

Under the valuation methods as described in Note 6 - Fair Value of Financial Instruments, the Company recorded the following in the consolidated financial statements related to the January and March 2022 Notes and Warrants during the year ended December 31, 2022: (i) $0.2 million in notes at issuance; (ii) $10.6 million in warrants at issuance as a derivative liability; and (iii) a $0.9 million loss on issuance. During the year ended December 31, 2022, the Company recognized gains in fair value of financial instruments as a result of the mark-to-market adjustment on the January and March 2022 Warrants of $10.6 million.

On May 4, 2022, the January and March 2022 Notes were exchanged pursuant to the May 2022 Exchange, as defined below.

May 2022 Notes

On May 4, 2022, the Company entered into amendment and exchange agreements (the May 2022 Exchange) with the holder of issued and outstanding Series B-2 and C Preferred Stock, Seven Knots, and the January and March 2022 Notes Purchasers (collectively, the May 2022 Notes Purchasers), pursuant to which they agreed to exchange all of the January and March 2022 Notes, 2,100 shares of Series B-2 Convertible Preferred Stock, 1,700 shares of Series C Convertible Preferred Stock, and 4,266 shares of the Company’s Common Stock for (i) new 5.0% Senior Subordinated Notes with an aggregate principal amount of $22.3 million (the May 2022 Notes), (ii) 1,666 new shares of Common Stock and (iii) new warrants to purchase up to 6,666 shares of Common Stock (the May 2022 Warrants). The May 2022 Warrants have an exercise price of $309.56 per share and were exercisable immediately with a five-year term. The 2,100 shares of Series B-2 Convertible Preferred Stock, 1,700 shares of Series C Convertible Preferred Stock, and 4,266 shares of the Company’s Common Stock that were exchanged in the May 2022 Exchange were retired by the Company. All aforementioned exchange transactions were cashless.

The May 2022 Notes were substantially similar to the January and March 2022 Notes, except that (i) the maturity date of the May 2022 Notes was August 1, 2022 and (ii) the holders of the May 2022 Notes may require the Company to redeem or exchange up to 100% of the May 2022 Notes upon the occurrence of certain subsequent transactions (each, a Subsequent Transaction Optional Redemption). Pursuant to the terms of the May 2022 Notes and subject to certain conditions described in the May 2022 Notes, if the Company completed an underwritten public offering of at least $20 million complying with certain conditions (a Qualified Underwritten Offering) and the holder of the May 2022 Notes did not participate in the Qualified Underwritten Offering, then the holder would have forfeited their right to Subsequent Transaction Optional Redemption solely with respect to that Qualified Underwritten Offering and amounts that may have been due pursuant to the May 2022 Notes would not have been due and payable until the three-month anniversary of the Qualified Underwritten Offering.

The May 2022 Public Offering qualified as the Qualified Underwritten Offering and, in connection with the May 2022 Public Offering, the holders of the May 2022 Notes waived certain of their preemptive and redemption rights and the Company redeemed $5.9 million of the May 2022 Notes. The holders of the May 2022 Notes also waived the maturity date of the May 2022 Notes until October 31, 2022.

The May 2022 Notes contain various customary affirmative and negative covenants agreed to by the Company. The May 2022 Notes also include other customary events of default, which include the suspension of trading of shares of the Company’s common stock on the Nasdaq Capital Market for a period of more than five trading days. On September 12, 2022, the Company was in default of the May Notes due to the default with the Baker Notes under the cross-default provision. As a result, the interest rate was increased to 18% for the duration of the default and the holders of the May 2022 Notes had the right to request redemption for 125% of the amounts then owed pursuant to the May 2022 Notes.

On September 15, 2022, the Company entered into exchange agreements with each of the May 2022 Notes Purchasers (the May 2022 Notes Exchange Agreements), pursuant to which the May 2022 Notes Purchasers agreed to exchange all outstanding balances of the May Notes as of September 15, 2022 using the higher interest rate and redemption premium aforementioned for purchase rights (the May Note Purchase Rights) to receive 832,237 shares of common stock. As a result, the May Notes were no longer outstanding as of December 31, 2022. The number of right shares for each May Note Purchase Right was initially fixed, but is subject to certain customary adjustments, and, until the second anniversary of issuance, adjustments for certain dilutive Company equity issuances, as further discussed in Note 8 - Stockholders’ Deficit, and expire on June 28, 2027. The May 2022 Notes Purchasers also waived certain anti-dilution share adjustment provisions with respect to shares underlying the May 2022 Warrants.

The Company evaluated the May 2022 Notes and determined that in accordance with ASC 470 the notes should be accounted for as a modification of the January and March 2022 Notes. The Company further evaluated the May 2022 Notes to determine if any embedded components qualified as a derivative requiring bifurcation in accordance with ASC 815. The Company determined that the embedded put options and interest rate increase features would all require bifurcation and separate accounting. Therefore, the Company elected to use the fair value option under ASC 825, Financial Instruments (ASC 825) for the May 2022 Notes inclusive of the embedded features.

The Company evaluated the May 2022 Warrants and determined that, in accordance with ASC 815, the warrants should be recorded at fair value and classified as a derivative liability in the consolidated balance sheet. Both the May 2022 Notes and Warrants are marked-to-market at each reporting date before the exchange as described above.

Under the valuation methods as described in Note 6 - Fair Value of Financial Instruments, the Company recorded the following in the consolidated financial statements related to the May 2022 Notes and Warrants during the year ended December 31, 2022: (i) $22.3 million in notes at issuance; and (ii) $1.6 million in warrants at issuance as a derivative liability. During the year ended December 31, 2022, the Company recognized losses in fair value of financial instruments as a result of the mark-to-market adjustment on the May 2022 Notes of $10.3 million and gains in fair value of financial instruments as a result of the mark-to-market adjustment on the May 2022 Warrants of $1.6 million.

December 2022 and February, March, April, July, August, and September 2023 Notes

The Company entered into eight similar Securities Purchase Agreements (SPAs) between December 2022 and September 2023 with certain investors. Each of the agreements were materially similar. The variable details of each SPA, such as the principal amount of each note offering, net proceeds, and maturity date are outlined in the table below. Pursuant to each SPA, the Company agreed to sell in a registered direct offering (i) unsecured 8.0% senior subordinated notes with the maturity dates and aggregate issue prices (ii) warrants to purchase the listed number of shares of the Company’s common stock, $0.0001 par value per share (including prefunded common stock Warrants as a part of the September 2023 SPA) (iii) Series D Preferred Stock (the Preferred Shares; December 2022 SPA only) (collectively, the Senior Subordinated Notes, or SSNs). The SSNs had net proceeds to the Company from and are convertible at the amounts listed below.

The SSNs interest rates are subject to increase to 12% upon an event of default and the Notes have no Company right to prepayment prior to maturity; however, the Company can redeem the respective SSNs at a redemption premium of 32.5%. The Purchasers can also require the Company to redeem their notes at the respective premium rate tied to the occurrence of certain subsequent transactions, as well as require the Company to redeem the SSNs in the event of subsequent placements (as defined). Also, pursuant to the terms of the SPAs, Purchasers have certain rights to participate in subsequent issuances of the Company’s securities, subject to certain exceptions. Additionally, the conversion rate and warrant strike price are subject to adjustment upon the issuance of other securities (as defined) less than the stated conversion rate and strike price at issuance. The strike prices adjusted as discussed in the table below. Additionally, subsequent to December 31, 2023, the conversion price of the SSNs was adjusted to $0.0158 per share due to the price reset requirements in the SPA.

The Company evaluated the SSNs in accordance with ASC 480 and determined that the Notes were all liability instruments at issuance. The applicable Notes were then evaluated in accordance with the requirements of ASC 825 and the Company concluded that they were not precluded from electing the fair value option for the applicable Notes.

The Company also evaluated the Warrants in accordance with ASC 480 and determined that the Warrants issued before the Reverse Stock Split in May 2023 were required to be recorded as liabilities at fair value in the Company’s consolidated balance sheets. The applicable SSNs were marked-to-market at each reporting date with changes in fair value recognized in the consolidated statement of operations, unless the change is concluded to be related to changes in the Company’s credit rating, in which case the change was recognized as a component of accumulated other comprehensive income in the consolidated balance sheets. As a result of the Reverse Stock Split, the Company had sufficient shares available for issuance to cover the potential exercises; therefore, the Warrants that were previously classified as liabilities were marked-to-market and reclassified to equity in May 2023. For the Warrants issued after the Reverse Stock Split, the Company determined they were required to be recorded in equity.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s series F-1 convertible and redeemable preferred stock (Series F-1 Shares, as defined below). The Series F-1 Shares, some of which were also issued based on the partial value of certain purchase rights, as described above, were immediately exchanged to Aditxt series A-1 preferred stock and 22,280 Series F-1 Shares were outstanding as of December 31, 2023 and held by Aditxt. The Series F-1 Shares will be cancelled at such time that the Merger is successfully closed, as applicable.

Summary of SSNs and Warrants (December 2022 to September 2023):

	Principal at issuance	Gross proceeds before issuance costs	Warrants at issuance			Conversion Price
Notes	(in thousands)	(in thousands)	(common stock)	Preferred Shares	Maturity Date	At Issuance	At 12/31/2022	At 3/31/2023	At 6/30/2023	At 9/30/2023	At 12/31/2023
December 2022 Notes	$2,308	$1,500	369,230	70 - Series D	12/21/2025	$6.25	$6.25	$1.625	$0.8125	$0.0845	$0.0615
February 2023 Notes(1)	1,385	900	653,538	-	2/17/2026	$2.50	N/A	$1.625	$0.8125	$0.0845	$0.0615
March 2023 Notes	600	390	240,000	-	3/17/2026	$2.50	N/A	$1.625	$0.8125	$0.0845	$0.0615
March 2023 Notes(2)	538	350	258,584	-	3/20/2026	$2.50	N/A	$1.625	$0.8125	$0.0845	$0.0615
April 2023 Notes	769	500	615,384	-	3/6/2026	$1.25	N/A	N/A	$0.8125	$0.0845	$0.0615
July 2023 Notes	1,500	975	1,200,000	-	3/6/2026	$1.25	N/A	N/A	N/A	$0.0845	$0.0615
August 2023 Notes	1,000	650	799,999	-	8/4/2026	$1.25	N/A	N/A	N/A	$0.0845	$0.0615
September 2023 Notes(3)	2,885	1,875	26,997,041	-	9/26/2026	$0.13	N/A	N/A	N/A	$0.13	$0.0615
Total Senior Subordinate Notes	$10,985	$7,140	31,133,776

(1)	Warrants include 99,692 issued to the placement agent.
(2)	Warrants include 43,200 issued to the placement agent.
(3)	Warrants include 22,189,349 common warrants at $0.13 per share and 4,807,692 pre-funded warrants exercisable at $0.001 per share.

5. Balance Sheet Details

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	December 31,
	2023	2022
Insurance	$777	$1,387
Research & development costs	13	403
Other	405	428
Total	$1,195	$2,218

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

		December 31,
	Useful Life	2023	2022
Research equipment	5 years	$586	$653
Computer equipment and software	3 years	647	639
Office furniture	5 years	-	881
Leasehold improvements	5 years or less	-	3,388
Construction in-process	—	1,156	1,568
		2,389	7,129
Less: accumulated depreciation		(1,186)	(3,189)
Total, net		$1,203	$3,940

Depreciation and amortization expense for property and equipment is disclosed in the consolidated statements of cash flows.

Other Noncurrent Assets

Other noncurrent assets consist of the following (in thousands):

	December 31,
	2023	2022
Restricted cash included in noncurrent assets	$-	$800
Inventories, long-term	-	1,270
Prepaid directors & officers’ insurance	-	1,717
Other	35	331
Total	$35	$4,118

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2023	2022
Clinical trial related costs	$2,498	$2,574
Accrued royalty	1,146	674
Other	583	876
Total	$4,227	$4,124

6. Fair Value of Financial Instruments

Fair Value of Financial Assets

The fair values of the Company’s assets, including money market funds, investments in marketable fixed income debt securities classified as cash and cash equivalents measured on a recurring basis as of December 31, 2022, are summarized in the following tables (in thousands). There are no such instruments as of December 31, 2023.

	As of
	December 31, 2022
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (level 2)	Significant Unobservable Inputs (Level 3)	Significant Unobservable Inputs (Level 3)	Total
Money market funds (1)	$2,612	$-	$-	$-	$2,612
Total assets	$2,612	$-	$-	$-	$2,612

(1)	Included as a component of cash and cash equivalents and restricted cash on the consolidated balance sheet.

Fair Value of Financial Liabilities

The following table is a summary of the Company’s convertible debt instruments as of December 31, 2023 and 2022, respectively (in thousands):

	Principal	Unamortized Issuance	Accrued	Net Carrying	Fair Value
As of December 31, 2023	Amount	Costs	Interest	Amount	Amount	Leveling
Baker Notes(1)(2)	$99,460	$-	$-	$99,460	$13,510	Level 3
Adjuvant Notes(3)	22,500	(27)	6,064	28,537	N/A	N/A
December 2022 Notes(1)	940	-	-	940	118	Level 3
February 2023 Notes (1)	905	-	-	905	118	Level 3
March 2023 Notes (1)	1,204	-	-	1,204	157	Level 3
April 2023 Notes (1)	816	-	-	816	106	Level 3
July 2023 Notes (1)	1,534	-	-	1,534	202	Level 3
August 2023 Notes (1)	1,033	-	-	1,033	136	Level 3
September 2023 Notes (1)	2,945	-	-	2,945	384	Level 3

(1)	These liabilities are/were carried at fair value in the consolidated balance sheets. As such, the principal and accrued interest was included in the determination of fair value. The related debt issuance costs were expensed.

(2)	The Baker Notes principal amount includes $13.7 million of interest paid-in kind as of December 31, 2023.

(3)	The Adjuvant Notes are recorded in the consolidated balance sheets at their net carrying amount which includes principal and accrued interest, net of unamortized issuance costs.

	Principal	Unamortized Issuance	Accrued	Redemption	Amount	Net Carrying	Fair Value
As of December 31, 2022	Amount	Costs	Interest	Amount	Exchanged	Amount	Amount	Leveling
Baker Notes(1)(2)	$45,528	$-	$-	$-	$-	$45,528	$39,260	Level 3
Adjuvant Notes(3)(4)	22,500	(252)	4,020	-	-	26,268	-	N/A
May 2022 Notes(1)	16,376	-	1,101	4,369	(21,846)	-	-	N/A
December 2022 Notes (1)	2,308	-	-			2,308	156	Level 3

(1)	These liabilities are/were carried at fair value in the consolidated balance sheets. As such, the principal and accrued interest was included in the determination of fair value. The related debt issuance costs were expensed.

(2)	The Baker Notes principal amount includes $5.6 million of interest paid-in kind as of December 31, 2022.

(3)	The Adjuvant Notes are recorded in the consolidated balance sheets at their net carrying amount which includes principal and accrued interest, net of unamortized issuance costs.

(4)	The principal amount and accrued interest of the Adjuvant Notes are net of the 10% reduction in principal and interest of $2.5 million and $0.4 million, respectively, received in exchange for the issuance of purchase rights.

The following tables summarize the Company’s derivative liabilities as of December 31, 2023 and 2022 as discussed in Note 8 - Stockholders’ Deficit (in thousands):

	Fair Value
	December 31, 2023 (2)		December 31, 2022(1)	Leveling
April and June 2020 Baker Warrants	$	N/A	$1	Level 3
May 2022 Public Offering Warrants		N/A	303	Level 3
June 2022 Baker Warrants		N/A	170	Level 3
December 2022 Warrants		N/A	107	Level 3
Purchase Rights		1,926	1,095	Level 3
Total Derivative Liabilities		$1,926	$1,676

(1)	As of December 31, 2022, all warrants issued by the Company are subject to liability accounting due to potential settlement in cash, an insufficient number of authorized shares and other adjustment mechanics. However, warrants with an exercise price greater than $6.25 per share were considered to be significantly out of the money and therefore the value ascribed to those warrants was considered to be de minimus and is therefore excluded from the above table.

(2)	Upon the effectuation of the reverse split on May 18, 2023, the Company has a sufficient number of authorized shares. As a result, during the second quarter of 2023, all warrants in the table above were marked-to-market on May 18, 2023, and then reclassified to equity.

Change in Fair Value of Level 3 Financial Liabilities

The following tables summarize the changes in Level 3 financial liabilities related to Term Notes, Baker Notes and SSNs measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

	Baker First Closing Notes	Baker Second Closing Notes	Baker Notes- Fourth Amendment	Baker Notes (Assigned to Aditxt; Note 4)	Total SSNs (Note 4)	Total
Balance at December 31, 2022	$23,556	$15,704	$-	$-	$156	$39,416
Balance at issuance	-	-	13,450	13,510	220	27,180
Payments	-	-	(1,154)	-	-	(1,154)
Extinguishment/conversion	(9,360)	(6,240)	(11,082)	-	(1)	(26,683)
Change in fair value presented in the Consolidated Statements of Operations	-	-	(1,214)	-	-	(1,214)
Change in fair value presented in the Consolidated Statements of Comprehensive Operations	(14,196)	(9,464)	-	-	846	(22,814)
Balance at December 31, 2023	$-	$-	$-	$13,510	$1,221	$14,731

The following table summarizes the changes in Level 3 financial liabilities related to Term Notes, Baker Notes and December 2022 Notes measured at fair value on a recurring basis for the year ended December 31, 2022 (in thousands):

	Term Notes - January 2022 Notes	Term Notes - March 2022 Notes	Term Notes - May 2022 Notes	Baker First Closing Notes	Baker Second Closing Notes	Total Senior Subordinate Notes (Note 4)	Total
Balance at December 31, 2021	$-	$-	$-	$49,030	$32,687	$-	$81,717
Balance at issuance	116	149	447	-	-	156	868
Payments	-	-	(5,892)	-	-	-	(5,892)
Change in fair value presented in the Consolidated Statements of Operations	4	2	10,251	1,189	792	-	12,238
Change in fair value presented in the Consolidated Statements of Comprehensive Operations	-	-	-	(26,663)	(17,775)	-	(44,438)
Exchange of notes (noncash)	(120)	(151)	(4,806)	-	-	-	(5,077)
Balance at December 31, 2022	$-	$-	$-	$23,556	$15,704	$156	$39,416

The following table summarizes the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

	April and June 2020 Baker Warrants	May 2022 Public Offering Common Warrants	June 2022 Baker Warrants	December 2022 Warrants	February and March 2023 Warrants	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2022	$1	$303	$170	$107	$-	$1,095	$1,676
Balance at issuance	-	-	-	-	6	5,556	5,562
Exercises	-	(7)	-	-	-	(424)	(431)
Change in fair value presented in the Consolidated Statements of Operations	(1)	(295)	(169)	(107)	(6)	(4,301)	(4,879)
Reclassified to equity	-	(1)	(1)	-	-	-	(2)
Balance at December 31, 2023	$-	$-	$-	$-	$-	$1,926	$1,926

The following table summarizes the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the year ended December 31, 2022 (in thousands):

	Convertible Preferred Stock Conversion Feature	Derivative Liabilities Previously Classified as Equity Instruments	January 2022 Warrants	March 2022 Warrants	May 2022 Warrants	May 2022 Public Offering Common Warrants	May 2022 Public Offering Pre-Funded Warrants	June 2022 Baker Warrants	December 2022 Warrants	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2021	$202	$-	$-	$-	$-	$-	$-	$-	$-	$-	$202
Balance at issuance	-	-	4,562	6,025	1,613	18,074	4,633	70,238	107	6,284	111,536
Exercises	-	-	-	-	-	(12,086)	(4,633)	-	-	(1,007)	(17,726)
Change in fair value presented in the Consolidated Statements of Operations	(83)	-	(4,562)	(6,025)	(1,613)	(5,685)	-	(70,068)	-	(4,182)	(92,218)
Conversion of series B-2 convertible preferred stock	(46)	-	-	-	-	-	-	-	-	-	(46)
Loss on re-valuation of derivative liabilities presented in the consolidated statement of operations.	-	1	-	-	-	-	-	-	-	-	1
May 2022 exchange transaction	(73)	-	-	-	-	-	-	-	-	-	(73)
Balance at December 31, 2022	$-	$1	$-	$-	$-	$303	$-	$170	$107	$1,095	$1,676

Valuation Methodology

Baker Notes

Through June 30, 2022, the fair value of the Baker Notes issued, and the change in fair value of the Baker Notes at the reporting date, were determined using a Monte Carlo simulation-based model. The Monte Carlo simulation was used to take into account several embedded features and factors, including the future value of our common stock, a potential change of control event, the probability of meeting certain debt covenants, the maturity term of the Baker Notes, the probability of an event of voluntary conversion of the Baker Notes, the probability of the failure to meet the affirmative covenant to achieve $100.0 million in cumulative net sales of Phexxi by June 30, 2023, the probability of exercise of the put right and the probability of exercise of the call right.

The fair value of the Baker Notes is subject to uncertainty due to the assumptions that are used in the Monte Carlo simulation-based model. These factors include but are not limited to the future value of the Company’s common stock, the probability and timing of a potential change of control event, the probability of meeting certain debt covenants, the probability of an event of voluntary conversion of the Baker Notes, exercise of the put right, and exercise of the Company’s call right. The fair value of the Baker Notes is sensitive to these estimated inputs made by management that are used in the calculation.

From the third quarter of 2022 through the second quarter of 2023, the fair value of the Baker Notes issued as described in Note 4 - Debt, and subsequent changes in fair value recorded at each reporting date, was determined by estimating the fair value of the Market Value of Invested Capital (“MVIC”) of the Company. This was estimated using forms of the cost and market approaches. In the Cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates. The guideline public company method served as another valuation indicator. In this form of the Market approach, comparable market revenue multiples were selected and applied to the Company’s forward revenue forecast to ultimately derive a MVIC indication. If the resulting fair value from these approaches was not estimated as greater than the contractual payout, the fair value of the Baker Notes became only the Company MVIC available for distribution to this first lien note holder.

Starting in the third quarter of 2023, the fair value of the Baker Notes, issued as described in Note 4 - Debt is determined using a Monte Carlo simulation-based model. The Monte Carlo simulation was used to take into account several embedded features and factors, including the exercise of the repurchase right, the Company’s future revenues, meeting certain debt covenants, the maturity term of the note and dissolution. For the dissolution scenario, the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty (5.0%) and discount (15.0%) rates.

The fair value of the Baker Notes is subject to uncertainty due to the assumptions that are used in the Monte Carlo simulation-based model. These factors include but are not limited to the Company’s future revenue, and the probability and timing of the exercise of the repurchase right. The fair value of the Baker Notes is sensitive to these estimated inputs made by management that are used in the calculation.

January, March and May 2022 Notes

The fair value of the January and March 2022 as well as the May 2022 Notes issued as described in Note 4 - Debt, and subsequent changes in fair value recorded at each reporting date, were determined using a probability weighted expected return method (PWERM) model. PWERM was used to take into account several factors, including the future value of the Company’s common stock, a potential change of control event, the probability of meeting certain debt covenants, the maturity term of the January and March 2022 Notes, exercise of the put right and exercise of the Company’s call right.

SSNs

The fair value of the SSNs issued as described in Note 4 - Debt, were determined using the methods described above in Valuation Methodology, using the residual value of the Company after the fair value of the Baker Notes. The quarterly valuation adjustments for the year ended December 31, 2023 were recorded as a $0.8 million change in fair value of financial instruments attributed to credit risk change in the consolidated comprehensive statement of operations.

Purchase Rights

The Adjuvant Purchase Rights and the May Note Purchase Rights (collectively Purchase Rights) are recorded as derivative liabilities in the consolidated balance sheets. The Purchase Rights are valued using an OPM, like a Black-Scholes Methodology with changes in the fair value being recorded in the consolidated statements of operations. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price and the expected term the Purchase Rights will be held prior to exercise and a risk-free interest rate.

Warrants

The warrants contain a provision, under which the holders can force settlement in cash if the Company does not have sufficient shares authorized to satisfy the warrants. As such, the warrants were recorded as derivative liabilities in the consolidated balance sheet as of December 31, 2022. In accordance with ASC 815, warrants previously classified as equity instruments were determined to be liability classified (the Reclassified Warrants) due to the Company having an insufficient number of authorized shares as of December 31, 2022; however, the impacted warrants were reclassified as equity instruments during the second quarter of 2023 as a result of the Reverse Stock Split. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine their proper balance sheet classification. The warrants are valued using an OPM based on the applicable assumptions, which include the exercise price of the warrants, time to expiration, expected volatility of our peer group, risk-free interest rate, and expected dividends. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price, the expected term the warrants will be held prior to exercise, a risk-free interest rate and probability of change of control event. Additionally, as the warrants are re-priced under certain provisions in the agreements, at each re-pricing event, the Company must value the warrants using a Black-Scholes model immediately prior to and immediately following the re-pricing event. The incremental fair value is recorded as an increase to accumulated deficit and additional paid-in-capital, in accordance with ASC 470.

The Company recorded a $0.2 million adjustment into accumulated deficit in the consolidated statement of convertible and redeemable preferred stock and stockholders’ deficit during the year ended December 31, 2023 in accordance with ASC 260, Earnings per Share (ASC 260), related to the down round features triggered due to reset of exercise price for equity classified warrants.

7. Commitments and Contingencies

Operating Leases

Fleet Lease

In December 2019, the Company and Enterprise FM Trust (the Lessor) entered into a Master Equity Lease Agreement whereby the Company leases vehicles to be delivered by the Lessor from time to time with various monthly costs depending on whether the vehicles are delivered for a term of 24 or 36 months, commencing on each corresponding delivery date. The leased vehicles are for use by eligible employees of the Company’s commercial operations team. As of December 31, 2023, there was a total of 21 leased vehicles. The Company maintained a letter of credit as collateral in favor of the Lessor, which was included in restricted cash in the consolidated balance sheet as December 31, 2022. This letter of credit was $0.3 million, which was released by the Lessor during the first quarter of 2023. The Company determined that the leased vehicles are accounted for as operating leases under ASC 842, Leases (ASC 842). In September 2022, the Company extended the lease term for an additional 12 months for the vehicles with a term of 24 months. The Company determined that such extension is accounted for as a modification, for which the Company reassessed the lease classification and the incremental borrowing rate on the modification date and accounted for accordingly.

2020 Lease and the First Amendment

On October 3, 2019, the Company entered into an office lease for approximately 24,474 square feet (the High Bluff Premises) pursuant to a non-cancelable lease agreement (the 2020 Lease). The 2020 Lease commenced on April 1, 2020 with an expiry of September 30, 2025, unless terminated earlier in accordance with its terms. The Company provided the landlord with a $0.8 million security deposit in the form of a letter of credit for the High Bluff Premises.

On April 14, 2020, the Company entered into the first amendment to the 2020 Lease for an additional 8,816 rentable square feet of the same office location (the Expansion Premises), which commenced on September 1, 2020 with an expiry of September 30, 2025. The Company provided an additional $0.05 million in a letter of credit for the Expansion Premises. As of December 31, 2022, restricted cash maintained as collateral for the Company’s security deposit was $0.8 million.

On March 20, 2023, the Company received a notice of default from its landlord for failing to timely pay March 2023 rent, resulting in a breach under the agreement. As a result, the Company’s letter of credit in the amount of $0.8 million, in restricted cash, was recovered by the landlord. In June 2023, the Company reached a settlement with the landlord. As a result of such settlement, the Company reversed its associated remaining ROU assets of $3.3 million and lease liabilities of $4.2 million and recognized a gain of $0.2 million.

2022 Sublease

On May 27, 2022, the Company entered into a sublease agreement with AMN Healthcare, Inc. (AMN), pursuant to which the Company agreed to sublease 16,637 rentable square feet of the High Bluff Premises to AMN for a term commencing on June 15, 2022 and ending coterminous with the 2020 Lease on September 30, 2025, in exchange for the sum of approximately $0.1 million per month, subject to an annual 3.5% increase each year. Gross sublease income was $0.3 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively. The sublease was terminated along with the settlement of the 2020 Lease in June 2023.

		Years Ended December 31,
Lease Cost (in thousands)	Classification	2023	2022
Operating lease expense	Research and development	$127	$210
Operating lease expense	Selling and marketing	360	886
Operating lease expense	General and administrative	339	597
Total		$826	$1,693

	Years Ended December 31,
Lease Term and Discount Rate	2023	2022
Weighted Average Remaining Lease Term (in years)	0.75	2.68
Weighted Average Discount Rate	12%	12%

Maturity of Operating Lease Liabilities (in thousands)	December 31, 2023
Year ending December 31, 2024	$47
Year ending December 31, 2025	62
Year ending December 31, 2026	5
Total lease payments	114
Less imputed interest	(9)
Total	$105

	Years Ended December 31,
Other information (in thousands)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows in operating leases	$1,524	$2,639

Other Contractual Commitments

In November 2019, the Company entered into a supply and manufacturing agreement with a third-party to manufacture Phexxi, with potential to manufacture other product candidates, in accordance with all applicable current good manufacturing practice regulations. There were no purchases under the supply and manufacturing agreement for the year ended December 31, 2023 and $1.0 million for the year ended December 31, 2022.

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. During the year ended December 31, 2023, the Company settled a portion of its trade payables with numerous vendors, which resulted in a $2.1 million reduction in trade payables. As of December 31, 2023, there were no claims or actions pending against the Company which management believes has a probable or reasonably possible probability of an unfavorable outcome. However, the Company may receive trade payable demand letters from its vendors that could lead to potential litigation. As of December 31, 2023, approximately 90% of the Company’s trade payables were greater than 90 days past due.

On December 14, 2020, a trademark dispute captioned TherapeuticsMD, Inc. v Evofem Biosciences, Inc., was filed in the US District Court for the Southern District of Florida against the Company, alleging trademark infringement of certain trademarks owned by TherapeuticsMD under federal and state law (Case No. 9:20-cv-82296). On July 18, 2022, the Company settled the lawsuit with TherapeuticsMD, with certain requirements which may need to be performed within two years.

In April 2023, the Company received a Paragraph IV certification notice letter regarding an Abbreviated New Drug Application (“ANDA”) submitted to the FDA by Padagis Israel Pharmaceuticals Inc. (Padagis). The ANDA sought approval from the FDA to commercially manufacture, use, or sell a generic version of Phexxi® under 21 U.S.C. § 355(j) prior to the expiration of US Patent Nos. 10,568,855; 11,337,989; and 11,439,610 listed in the FDA’s Orange Book (collectively the “Phexxi Patents”).

On June 1, 2023, the Company filed a complaint for patent infringement in the US District Court for the District of New Jersey. The complaint alleges that Padagis’ proposed generic version of Phexxi infringes the Phexxi Patents. The Company subsequently filed a substantively identical action in the US District Court for the District of Delaware.

On August 7, 2023, Padagis filed its Answer and Defenses to Complaint for Patent Infringement and Defendant’s Counterclaims.

On September 18, 2023, Padagis withdrew the Paragraph IV certification in the previously-submitted ANDA and instead converted to a Paragraph III certification. With the pivot to Paragraph III certification, rather than challenging the Phexxi patents and seeking approval of the ANDA prior to expiration of any of these patents, Padagis is instead now asking the FDA to wait until after all the Phexxi patents expire before issuing final approval of the ANDA. The latest-expiring Phexxi patents do not expire until 2033.

Both companies requested dismissal on September 21, 2023. The case was dismissed on September 22, 2023.

Intellectual Property Rights

In 2014, the Company entered into an amended and restated license agreement (the Rush License Agreement) with Rush University Medical Center (Rush University) pursuant to which Rush University granted the Company an exclusive, worldwide license of certain patents and know-how related to its multipurpose vaginal pH modulator technology. For the U.S. patent that the Company licensed from Rush University, three Orders Granting Interim Extension (OGIEs) were received from the USPTO, extending the expiration of this patent to March 2024. Pursuant to the Rush License Agreement, the Company is obligated to pay Rush University an earned royalty based upon a percentage of net sales in the range of mid-single digits until the expiration of this patent. In September 2020, the Company entered into the first amendment to the Rush License Agreement, pursuant to which the Company is also obligated to pay a minimum annual royalty amount of $0.1 million to the extent the earned royalties do not equal or exceed $0.1 million commencing January 1, 2021. Such royalty costs, included in cost of goods sold, were $0.7 million and $1.1 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, approximately $1.1 million and $0.6 million were included in accrued expenses in the consolidated balance sheets.

8. Stockholders’ Deficit

Warrants

In April and June 2020, pursuant to the Baker Bros. Purchase Agreement, as discussed in Note 4 - Debt, the Company issued warrants to purchase up to 2,732 shares of common stock in a private placement at an exercise price of $4,575 per share. The Second Baker Amendment provides that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The exercise price of the Baker warrants was multiple times in 2023 and to $0.0615 per share as of December 31, 2023.

In January 2022, pursuant to the January 2022 Securities Purchase Agreement as discussed in Note 4 - Debt, the Company issued warrants to purchase up to 8,003 shares of the Company’s common stock in a registered direct offering at an exercise price of $735 per share. In March 2022, pursuant to the March 2022 Securities Purchase Agreement as discussed in Note 4 - Debt, the Company issued warrants to purchase up to 8,303 shares of common stock in a registered direct offering at an exercise price of $897.56 per share.

In May 2022, pursuant to the exchange agreement as described in Note 4 - Debt, the Company issued common warrants to purchase up to 6,666 shares of common stock at an exercise price of $309.56 per share. The warrants have a five-year term and were exercisable beginning on May 4, 2022.

In May 2022, pursuant to the May 2022 Public Offering as described below, the Company issued common warrants to purchase up to 568,000 shares of common stock at an exercise price of $93.75 per share, and pre-funded warrants to purchase up to 102,680 shares of common stock at an exercise price of $0.125 per share. The warrants have a five-year term and were exercisable beginning May 24, 2022. The common warrants contain (and the pre-funded warrants contained) customary 4.99% and 19.99% limitations on exercise provisions. The exercise price and number of shares issuable upon exercise of the common warrants is subject to adjustment for certain dilutive issuances, stock splits and similar recapitalization transactions. During the year ended December 31, 2022, all pre-funded warrants were exercised for an immaterial amount of cash and 282,518 shares of common warrants were exercised for total proceeds of $25.2 million.

In June 2022, as required by the Second Baker Amendment, the Company issued the June 2022 Baker Warrants to purchase up to 582,886 shares of the Company’s common stock, $0.0001 par value per share. The June 2022 Baker Warrants have an exercise price of $93.75 per share and a five-year term and were exercisable beginning June 28, 2022. The June 2022 Baker Warrants also contain customary 4.99% and 19.99% limitations on exercise provisions. The exercise price and number of shares issuable upon exercise of the June 2022 Baker Warrants is subject to adjustment for certain dilutive issuances, stock splits and similar recapitalization transactions. The exercise price of these warrants reset multiple times in 2023 and to $0.0615 per share as of December 31, 2023.

In February, March, April, July, August, and September 2023, pursuant to the SSNs as discussed in Note 4 - Debt, the Company issued warrants to purchase up to 1,152,122 shares of the Company’s common stock at an exercise price of $2.50 per share, up to 2,615,383 shares of the Company’s common stock at an exercise price of $1.25 per share and up to 22,189,349 shares of the Company’s common stock at an exercise price of $0.13 per share. The exercise price of these warrants reset multiple times in 2023 and to $0.0615 per share as of December 31, 2023.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s Series F-1 Shares.

As of December 31, 2023, warrants to purchase up to 21,053,694 shares of the Company’s common stock remain outstanding at a weighted average exercise price of $2.43 per share. In accordance with ASC 815, certain warrants previously classified as equity instruments were determined to be liability classified (the Reclassified Warrants) due to the Company having an insufficient number of authorized shares as of December 31, 2022; however, the impacted warrants were reclassified back to as equity instruments during the second quarter of 2023 as a result of the May 2023 Reverse Stock Split. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine the proper balance sheet classification for them. These warrants are summarized below:

Type of Warrants	Underlying common stock to be Purchased	Exercise Price	Issue Date	Exercise Period
Common Warrants	4	$6,918.75	June 11, 2014	June 11, 2014 to June 11, 2024
Common Warrants	451	$14,062.50	May 24, 2018	May 24, 2018 to May 24 2025
Common Warrants	888	$11,962.50	April 11, 2019	October 11, 2019 to April 11, 2026
Common Warrants	1,480	$11,962.50	June 10, 2019	December 10, 2019 to June 10, 2026
Common Warrants	1,639	$0.0615	April 24, 2020	April 24, 2020 to April 24, 2025
Common Warrants	1,092	$0.0615	June 9, 2020	June 9, 2020 to June 9, 2025
Common Warrants	8,003	$735.00	January 31, 2022	March 1, 2022 to March 1, 2027
Common Warrants	8,303	$897.56	March 1, 2022	March 1, 2022 to March 1, 2027
Common Warrants	6,666	$309.56	May 4, 2022	May 4, 2022 to May 4, 2027
Common Warrants	894,194	$0.0615	May 24, 2022	May 24, 2022 to May 24, 2027
Common Warrants	582,886	$0.0615	June 28, 2022	May 24, 2022 to June 28, 2027
Common Warrants	49,227	$0.0615	December 21, 2022	December 21, 2022 to December 21, 2027
Common Warrants	130,461	$0.0615	February 17, 2023	February 17, 2023 to February 17, 2028
Common Warrants	258,584	$0.0615	March 20, 2023	March 20, 2023 to March 20, 2028
Common Warrants	615,384	$0.0615	April 5, 2023	April 5, 2023 to April 5, 2028
Common Warrants	164,848	$0.0615	July 3, 2023	July 3, 2023 to July 3, 2028
Common Warrants	799,999	$0.0615	August 4, 2023	August 4, 2023 to August 4, 2028
Common Warrants	12,721,893	$0.0615	September 27, 2023	September 27, 2023 to September 27, 2028
Prefunded Warrants	4,807,692	$0.0010	September 27, 2023	September 27, 2023 to September 27, 2028
Total	21,053,694

Preferred Stock

Effective December 15, 2021, the Company amended and restated its certificate of incorporation, under which the Company is currently authorized to issue up to 5,000,000 shares of total preferred stock, including the authorized convertible and redeemable preferred stock designated for Series B-1 and B-2, Series C, Series E-1, and Series F-1, and nonconvertible and redeemable preferred stock (Series D), par value $0.0001 per share.

Convertible and Redeemable Preferred Stock

In October 2021, the Company issued 5,000 shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share, at a price of $1,000.00 per share, and 5,000 shares of Series B-2 Convertible Preferred Stock, par value $0.0001 per share, at a price of $1,000.00 per share to Keystone Capital Partners (Keystone Capital) through a registered direct offering.

The Series B-1 and B-2 Convertible Preferred Stock were convertible into shares of common stock at any time at a conversion price per share of the greater of Fixed Conversion Price or Variable Conversion Price as defined. All 5,000 shares of B-1 Convertible Preferred Stock were converted into 4,232 shares of the Company’s common stock in 2021 at a conversion price of $1,181.25. Pursuant to the terms of the Series B-2 Convertible Preferred Stock, the Fixed Conversion Price was adjusted during the first quarter of 2022 for certain dilutive issuances. The adjustment period ended on April 25, 2022 and the Fixed Conversion Price was fixed at $332.50 from the sale of common stock pursuant to the Seven Knots Purchase Agreement. During March and April 2022, Keystone Capital converted their 1,200 shares of B-2 Convertible Preferred Stock into 2,347 shares of the Company’s common stock at a conversion price of $587.50 per share.

On March 24, 2022, the Company, entered into an exchange agreement with the holder of its Series B-2 Convertible Preferred Stock, pursuant to which the holder agreed to exchange 1,700 shares of the Series B-2 Convertible Preferred Stock in consideration for 1,700 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share, $1,000.00 per share stated value. Except with respect to voting provisions, the Series C and Series B-2 Preferred Stock had substantially similar terms.

On May 4, 2022, pursuant to the May 2022 Exchange, the remaining 2,100 shares of Series B-2 Convertible Preferred Stock and 1,700 shares of Series C Convertible Preferred Stock were exchanged for Senior Subordinated Notes with an aggregate principal amount of $4.8 million and warrants to purchase up to 6,666 shares of common stock.

On August 7, 2023, the Company filed a Certificate of Designation of Series E-1 Convertible Preferred Stock (Certificate of Designation), par value $0.0001 per share (the Series E-1 Shares). An aggregate of 2,300 shares was authorized. The Series E-1 Shares are convertible into shares of common stock at a conversion price of $0.40 per share and are both counted toward quorum on the basis of and have voting rights equal to the number of shares of common stock into which the Series E-1 Shares are then convertible. The Series E-1 Shares are senior to all common stock with respect to preferences as to dividends, distributions and payments upon a dissolution event. In the event of a liquidation event, the Series E-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the Certificate of Designation) and the amount the holder of the Series E-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series E-1 Shares, each holder will receive a percentage payout. The Series E-1 Shares are entitled to dividends at a rate of 10% per annum or 12% upon a triggering event. Dividends are payable in shares of common stock and may, at the Company’s election, be capitalized and added to the principal monthly. The Series E-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the Certificate of Designation) such as in a liquidation event. The Series E-1 Shares are mandatorily redeemable in the event of bankruptcy.

On August 7, 2023, certain investors party to the December 2022 Notes and the February 2023 Notes exchanged $1.8 million total in principal and accrued interest under the outstanding convertible promissory notes for 1,800 shares of Series E-1 Shares (the August 2023 Preferred Stock Transaction). Per the Series E-1 Convertible Preferred Stock Certificate of Designation, the conversion rate can also be adjusted in several future circumstances, such as on certain dates after the exchange date and upon the issuance of additional convertible securities with a lower conversion rate or in the instance of a Triggering Event. As such, the conversion price as of December 31, 2023 was adjusted to $0.0615 per share. The Series E-1 Shares are classified as mezzanine equity within the consolidated balance sheets in accordance with ASC 480 because of a fixed 25% redemption premium upon a Triggering Event and no mandatory redemption feature. During the year ended December 31, 2023, $1.8 million was recorded as an increase to additional paid-in-capital for the preferred shares in the consolidated statement of convertible and redeemable preferred stock and stockholders’ deficit related to the August 2023 Preferred Stock Transaction and a dividend of $0.1 million was recorded as an increase to the number of Series E-1 Shares outstanding.

On December 11, 2023, the Company filed a Certificate of Designation of Series F-1 Convertible Preferred Stock (F-1 Certificate of Designation), par value $0.0001 per share (the Series F-1 Shares). An aggregate of 95,000 shares was authorized. The Series F-1 Shares are convertible into shares of common stock at a conversion price of $0.0635 per share and do not have the right to vote on any matters presented to the holders of the Company’s common stock. The Series F-1 Shares are senior to all common stock and subordinate to the Series E-1 Shares with respect to preferences as to dividends, distributions and payments upon a dissolution event. In the event of a liquidation event, the Series F-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the F-1 Certificate of Designation) and the amount the holder of the Series F-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series F-1 Shares, each holder will receive a percentage payout. The Series F-1 Shares are not entitled to dividends. The Series F-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the F-1 Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the F-1 Certificate of Designation) such as in a liquidation event. The Series F-1 Shares are mandatorily redeemable in the event of bankruptcy.

On December 21, 2023, the Company issued a total of 22,280 Series F-1 Shares to certain investors, including 613 shares exchanged for warrants to purchase up to 9,972,074 shares of the Company’s common stock and 21,667 shares to exchange a partial value of the outstanding purchase rights. The holders of the Series F-1 Shares immediately exchanged their Series F-1 Shares to Aditxt’s Series A-1 preferred stock, and as a result, Aditxt currently holds the Company’s Series F-1 Shares. The Series F-1 Shares will be cancelled upon the consummation of the Merger.

Effective December 15, 2021, the Company amended and restated its certificate of incorporation, under which the Company is currently authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share.

Nonconvertible and Redeemable Preferred Stock

On December 16, 2022, the Company filed a Certificate of Designation of Series D Non-Convertible Preferred Stock, par value $0.0001 per share (the Series D Preferred Shares). An aggregate of 70 shares was authorized; these shares were not convertible into shares of common stock, had limited voting rights equal to 1% of the total voting power of the then-outstanding shares of common stock entitled to vote, were not entitled to dividends, and were required to be redeemed by the Company once its shareholders approved a reverse split, as described in the Certificate of Designation. All 70 shares of the Series D Preferred were subsequently issued in connection with the December 2022 Securities Purchase Agreement as discussed in Note 4 - Debt. The Series D Preferred Shares, which were classified as liabilities as of December 31, 2022, were redeemed in July 2023.

Common Stock

Effective September 14, 2023, the Company further amended its amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000 shares.

Public Offerings

In May 2022, the Company completed an underwritten public offering (the May 2022 Public Offering), whereby the Company issued 181,320 shares of common stock and common warrants (the May Common Stock Warrants) to purchase 362,640 shares of common stock at a price to the public of $93.75. The common warrants have an exercise price of $93.75 per share, a five-year term, and were exercisable beginning on May 24, 2022. In the May 2022 Public Offering the Company also issued pre-funded warrants to purchase 102,680 shares of common stock and common warrants to purchase 205,360 shares of common stock at a price to the public of $93.63. The pre-funded warrants had an exercise price of $0.125 per share, were exercisable beginning on May 24, 2022, and were fully exercised after completion of this offering. The Company received proceeds from the May 2022 Public Offering of $18.1 million, net of $5.9 million debt repayment, underwriting discounts and offering expenses. As discussed above in Warrants, the May Common Stock Warrants were impacted by dilution adjustments and the strike price was reset to $0.0615 in December 2023.

Common Stock Purchase Agreement

On February 15, 2022, the Company entered into a common stock purchase agreement (the Stock Purchase Agreement) with Seven Knots, LLC (Seven Knots), pursuant to which Seven Knots agreed to purchase from the Company up to $50.0 million in shares of the Company’s common stock. Sales made to Seven Knots were at the Company’s sole discretion, and the Company controlled the timing and amount of any and all sales. The price per share was based on the market price of the Company’s common stock at the time of sale as computed under the Stock Purchase Agreement. As consideration for Seven Knots’ commitment to purchase shares of common stock, the Company issued 1,025 shares of common stock to Seven Knots as commitment fee shares.

Sales of common stock to Seven Knots were subject to customary 4.99% and 19.99% beneficial ownership limitations. The Stock Purchase Agreement had a termination date of the earliest of March 1, 2024, or when Seven Knots has purchased from the Company $50.0 million in shares of the Company’s common stock, or as otherwise determined by the Stock Purchase Agreement at the Company’s option.

Effective May 18, 2022, the Company and Seven Knots elected to terminate the Stock Purchase Agreement without any penalty or additional cost to the Company. Prior to termination, the Company issued a total of 15,714 shares of common stock under the Stock Purchase Agreement for aggregate net proceeds of $7.4 million.

Unregistered shares

On June 8, 2022, the Company entered into an agreement for services with a360 Media, LLC (a360 Media), pursuant to which a360 Media will provide professional media support and advertising services in exchange for, at a360 Media’s option, either (a) $860,119 in cash, or (b) 18,547 shares of the Company’s common stock at a value of $46.38 per share. On July 18, 2022, the Company and a360 Media entered into a similar agreement for professional media support and advertising services in exchange for, at a360 Media’s option, either (a) $1,409,858 in cash, or (b) 12,802 shares of the Company’s common stock at a value of $110.13 per share. On August 15, 2022, the Company and a360 Media entered into a similar agreement for professional media support and advertising services in exchange for, at a360 Media’s option, either (a) $1,142,048 in cash, or (b) 22,558 shares of the Company’s common stock at a value of $50.63 per share. Pursuant to these three agreements, the company issued an aggregate 53,908 unregistered shares of the Company’s common stock to a360 Media. These shares were issued in reliance upon an exemption from registration afforded by Section 4(a)(2) promulgated under the Securities Act of 1933, as amended. The Company evaluated the a360 Media agreement and determined that in accordance with ASC 480 and ASC 718, Compensation-Stock Compensation (ASC 718), the common stock issued to a360 should be equity classified and recorded as a prepaid asset in the consolidated balance sheets. As the requisite service condition was met throughout 2022, the Company recognized the noncash stock-based compensation expense during the year ended December 31, 2022 and no prepaid asset related to these shares remained as of December 31, 2022.

Purchase Rights

On September 15, 2022, the Company entered into certain exchange agreements with the Adjuvant Purchasers and the May 2022 Notes Purchasers to exchange, upon request, the Purchase Rights for an aggregate of 942,080 shares of the Company’s common stock. The number of right shares for each Purchase Right is initially fixed at issuance, but subject to certain customary adjustments for certain dilutive Company equity issuances until the second anniversary of issuance. These Purchase Rights expire on June 28, 2027. Refer to Note 6 - Fair Value of Financial Instruments for the accounting treatment of the Purchase Rights. In 2023, the Company subsequently signed an additional agreement with the holders of the Purchase Rights upon which the total aggregate value of the Purchase Rights is fixed at $24.7 million, to be paid in a variable number of shares based on the current exercise price.

In connection with the SSNs issuances, during the year ended December 31, 2023, the Company increased the number of outstanding Purchase Rights by 380,821,882 due to the reset of its exercise price, recorded as a loss on issuance of financial instruments in the amount of $4.3 million in the Consolidated Statements of Operations. The exercise price will also be adjusted if any other convertible instruments have price resets. In addition, the Company issued 16,534,856 shares of common stock upon the exercises of certain Purchase Rights during the year ended December 31, 2023.

On December 21, 2023, the Company issued 21,667 shares of the Series F-1 Shares in exchange for a partial value of certain purchase rights, as described above.

As of December 31, 2023, Purchase Rights of 385,312,084 shares of the Company’s common stock remained outstanding.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance, on a one-for-one basis, is as follows in common equivalent shares as of December 31, 2023:

Common stock issuable upon the exercise of stock options outstanding	3,747
Common stock issuable upon the exercise of common stock warrants	21,053,694
Common stock available for future issuance under the 2019 ESPP	509
Common stock available for future issuance under the Amended and Restated 2014 Plan	5,789
Common stock available for future issuance under the Amended Inducement Plan	609
Common stock reserved for the exercise of purchase rights	385,312,084
Common stock reserved for the conversion of convertible notes	616,497,236
Common stock reserved for the conversion of series E-1 Shares	30,472,989
Common stock reserved for the conversion of Series F-1 Shares	370,731,708
Total common stock reserved for future issuance	1,424,078,365

9. Stock-based Compensation

Equity Incentive Plans

The following table summarizes stock-based compensation expense related to stock options, restricted stock awards (RSAs) and RSUs granted to employees, non-employee directors and consultants, and the 2019 ESPP (as defined below) included in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2023	2022
Research and development	$117	$553
Sales and marketing	188	497
General and administrative	884	2,263
Total	$1,189	$3,313

The 2012 Equity Incentive Plan (the 2012 Plan) provides for the issuance of RSAs, RSUs, or non-qualified and incentive common stock options to its employees, non-employee directors and consultants, from its authorized shares. In general, the options expire ten years from the date of grant and generally vest either (i) over a four-year period, with 25% exercisable at the end of one year from the employee’s hire date and the balance vesting ratably thereafter or (ii) over a three-year period, with 25% exercisable at the grant date and the balance vesting ratably thereafter. No further awards may be issued under the 2012 Plan.

On September 15, 2014, the Company’s board of directors adopted, and stockholders approved, the 2014 Equity Incentive Plan (the 2014 Plan), which was amended and restated on each of May 2018 and February 26, 2019 (the Amended and Restated 2014 Plan). Per the terms of the Amended and Restated 2014 Plan, the shares reserved will automatically increase on each January 1 through 2024, by an amount equal to the smaller of (i) 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31; or (ii) an amount determined by our board of directors. There was no increase to the shares reserved under the plan on January 1, 2023 or 2024.

On July 24, 2018, upon the recommendation by the Compensation Committee, the Company’s board of directors adopted the Evofem Biosciences, Inc. 2018 Inducement Equity Incentive Plan (the Inducement Plan). Under the Inducement Plan, as amended, the number of authorized shares total 666 shares. The only persons eligible to receive awards under the Inducement Plan are individuals who satisfy the standards for inducement grant recipients under Nasdaq Marketplace Rule 5635(c)(4), generally, a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company.

Stock Options

The following table summarizes share option activity for the years ended December 31, 2023:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	5,672	$7,761.25	5.1	-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Forfeited	(1,925)	$9,363.75	-	-
Outstanding as of December 31, 2023	3,747	$6,950.00	6.3	-
Options expected to vest as of December 31, 2023	3,747	$6,950.00	6.3	-
Options vested and exercisable as of December 31, 2023	3,153	$7,798.75	6.1	-

The following table summarizes certain information regarding stock options for the year ended December 31, 2022 (in thousands, except per share data). No such activities occurred during the year ended December 31, 2023.

2022
Weighted average grant date fair value per share of options granted during the period	645.00
Cash received from options exercised during the period	-
Intrinsic value of options exercised during the period	-

As of December 31, 2023, unrecognized stock-based compensation expense for employee stock options was approximately $1.1 million, which the Company expects to recognize over a weighted-average remaining period of 1.7 years, assuming all unvested options become fully vested.

Summary of Assumptions

The fair value of noncash stock-based compensation for stock options granted to employees and non-employees was estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted-average assumptions for options granted for the periods indicated.

Year Ended December 31,
2022
Expected volatility	102.5%
Risk-free interest rate	2.0%
Expected dividend yield	—%
Expected term (years)	6.0

Expected volatility. The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Risk-free interest rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield. The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends.

Expected term. The expected term represents the period options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected term assumption using the practical expedient as provided for under ASC 718, Compensation-Stock Compensation (ASC 718), which is the midpoint between the requisite service period and the contractual term of the option.

Restricted Stock Awards

There were no shares of performance-based RSAs granted in 2023 to the Company’s executive management team.

For performance-based RSAs, (i) the fair value of the award is determined on the grant date; (ii) the Company assesses the probability of achieving each individual milestone associated with the award using reasonable assumptions based on the Company’s operation performance towards each milestone; (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met; and (iv) the Company reassesses the probability of achieving each individual milestone at each reporting date, and (v) any change in estimate is accounted for through a cumulative adjustment in the period when the change in estimate occurs. Non-performance based RSAs are valued at the fair value on the grant date and the associated expenses will be recognized over the vesting period.

As of December 31, 2023, there was no unrecognized noncash stock-based compensation expense related to unvested RSAs.

Of the total RSAs granted during the year ended December 31, 2022, no shares vested in accordance with the Company’s achievement of the Performance-based RSAs milestones. The following table summarizes RSAs activity for the year ended December 31, 2022:

	Shares (RSAs)	Weighted Average Fair Value per Share
Unvested as of December 31, 2021	—	$—
Granted	1,258	$917.50
Forfeited	(1,258)	$917.50
Released	—	$—
Unvested as of December 31, 2022	—	$—

Employee Stock Purchase Plan

On May 7, 2019, the board of directors approved a 2019 Employee Stock Purchase Plan (the 2019 ESPP), which was approved by stockholders at the 2019 annual meeting held on June 5, 2019. The 2019 ESPP initially authorized the issuance of 266 shares of common stock pursuant to purchase rights were granted to employees. In addition, the number of shares available for issuance under the 2019 ESPP will increase on January 1 of each year until the first day of 2029, in an amount equal to the lesser of (i) 533 shares, (ii) 2% of the shares of common stock outstanding on the preceding December 31, or (iii) such lesser number of shares as is determined by the board of directors. This provision resulted in an additional 133 shares added to the total number of authorized shares on January 1, 2022. The 2019 ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

The 2019 ESPP enables eligible full-time and part-time employees to purchase shares of the Company’s common stock through payroll deductions of between 1% and 15% of eligible compensation during an offering period. A new offering period begins around June 15 and December 15 of each year. At the last business day of each offering period, the accumulated contributions made during the offering period will be used to purchase shares. The purchase price is 85% of the lesser of the fair market value of the common stock on the first or the last business day of an offering period. The maximum number of shares of common stock that may be purchased by any participant during an offering period will be equal to $25,000 divided by the fair market value of the common stock on the first business day of an offering period. During the year ended December 31, 2022, there were 601 shares of common stock purchased under the 2019 ESPP. In October 2022, the Board terminated the current offering period ending December 15, 2022, refunded all employee contributions, and suspended future offering periods.

The Company did not recognize any stock-based compensation expense related to the 2019 ESPP for the year ended December 31, 2023 and $0.1 million in noncash stock-based compensation expense for the year ended December 31, 2022. There were no shares of common stock purchased under the 2019 ESPP during the year ended December 31, 2023.

The fair value of shares to be issued to employees under the 2019 ESPP is estimated using a Black-Scholes option-pricing model at the grant date, which requires the use of subjective and complex assumptions, including (i) the expected stock price volatility, (ii) the calculation of the expected term of the award, (iii) the risk-free interest rate and (iv) the expected dividend yield. The following weighted average assumptions were used in the calculation of fair value of shares under the 2019 ESPP at the grant dates for the year ended December 31, 2022.

Year Ended December 31,
2022
Expected volatility	177.2%
Risk-free interest rate	2.3%
Expected dividend yield	—%
Expected term (years)	0.5

10. Employee Benefits

The Company has a defined contribution 401(k) plan (401(k) Plan) for all qualifying employees. Employees are eligible to participate in the plan beginning on the first day of the month following their three-month anniversary of employment. Under the terms of the 401(k) Plan, employees may make voluntary contributions as a percentage of their compensation. The Company makes a safe-harbor contribution of three percent (3.0%) of each employee’s gross earnings, subject to Internal Revenue Service limitations. In the years ended December 31, 2023 and 2022, the Company made safe-harbor contributions of approximately $0.2 million and $0.6 million, respectively.

11. Income Taxes

The Company is subject to taxation in the US and various states jurisdictions. Tax years since inception remain open to examination by the major taxing jurisdictions. The Company’s consolidated pretax income (loss) for the years ended December 31, 2023 and 2022 were generated by domestic as follows (in thousands). There are no consolidated pretax losses generated by foreign operations for the periods indicated.

	2023	2022
US	$52,996	$(76,654)
Total	$52,996	$(76,654)

The income tax provision for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	2023	2022
US	$-	$-
State	(17)	(44)
Total current tax provision	(17)	(44)
Total deferred tax provision	-	-
Total	$(17)	$(44)

The reconciliation between the Company’s effective tax rate on income (loss) before income tax and the statutory tax rate for the years ended December 31, 2023 and 2022 was as follows:

	2023	2022
Statutory rate	21.00%	21.00%
State income tax, net of federal benefit	(0.39)%	2.12%
Nondeductible expenses	0.23%	(0.41)%
Equity-based expenses	3.04%	(1.82)%
Change in fair value of purchase rights	(1.93)%	22.60%
Change in fair value of financial instruments	(27.17)%	(20.00)%
Return to provision	0.18%	(0.47)%
Tax credits	(0.44)%	1.41%
Uncertain tax positions	0.12%	(0.39)%
Change in valuation allowance	5.37%	(24.11)%
Effective tax rate	(0.01)%	(0.07)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets arising from its taxable subsidiaries consisted of the following components as of December 31, 2023 and 2022 (in thousands):

	2023	2022
Deferred tax assets:
Net loss carryforwards	$130,746	$126,056
Fixed assets and intangibles	246	338
Research and development capitalization	4,067	4,951
Research and development credits	6,320	6,136
Stock-based compensation	2,513	3,367
Other	1,098	2,247
Total deferred tax assets	144,990	143,095
Deferred tax liabilities
Lease assets	(22)	(1,011)
Fixed assets	(156)	(113)
Other	(27)	(29)
Less: valuation allowance	(144,785)	(141,942)
Net deferred tax assets	$-	$-

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. Generally, the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on historical performance and future expectations, management has determined a valuation allowance is needed in respect to its ending deferred tax assets.

As of December 31, 2023, the Company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $569.4 million, which will begin to expire in 2029 if not utilized. As of December 31, 2023, the Company had NOL carryforwards in various states of approximately $226.8 million. The state carryforwards have varying expiration dates beginning in 2029.

As of December 31, 2023, the Company had federal and state research and development (R&D) tax credit carryforwards of approximately $6.4 million and $2.5 million, respectively. The federal R&D tax credits begin to expire in 2031, unless utilized, and the state credits do not expire.

For the tax years beginning on or after January 1, 2022, the Tax Cuts and Jobs Act of 2017 (“TCJA”) eliminates the option to currently deduct research and development expenses and requires taxpayers to capitalize and amortize them over five years for research activities performed in the US and 15 years for research activities performed outside the US pursuant to IRC Section 174. Although Congress is considering legislation that would repeal or defer this capitalization and amortization requirement, it is not certain that this provision will be repealed or otherwise modified. If the requirement is not repealed or replaced, it will decrease our tax deduction for research and development expense in future years.

The following table summarized the activity related to the Company’s gross unrecognized tax benefits as of December 31, 2023 and 2022 (in thousands):

	2023	2022
Balance at the beginning of the year	$2,988	$2,679
Adjustments related to prior year tax positions	55	5
Increases related to current year tax positions	8	304
Decreases due to statute of limitation expiration	-	-
Balance at end of year	$3,051	$2,988

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of operations. There were no accrued interest and penalties associated with unrecognized tax benefits as of December 31, 2023. The Company does not anticipate a significant change in its uncertain tax benefits over the next 12 months.

Management believes it is more likely than not that all significant tax positions taken to date would be sustained by the relevant taxing authorities. Furthermore, the Company has not recognized any tax benefits to date because the Company has established a full valuation allowance for its deferred tax assets due to uncertainties as to their ultimate realization.

Pursuant to Internal Revenue Code (IRC) sections 382 and 383, use of the Company’s NOLs and R&D credit carryforwards may be limited if a cumulative change in ownership of more than 50.0% (by value) occurs within a rolling three-year period. The Company completed a formal Section 382 analysis through the period ending December 31, 2019, and determined it experienced ownership changes in 2010 and 2018. Accordingly, the Company has reduced its deferred tax asset for NOLs and R&D tax credits by the estimated impact of IRC sections 382 and 383 as of December 31, 2019. Any future ownership changes could further impact the utilization of the NOLs and R&D tax credits, however given the full valuation allowance this would not result in an impact to the Company’s tax expense.

12. Out of Period Adjustments

In connection with the preparation of the Annual Report on Form 10-K for the year ended December 31, 2023, the Company discovered an error related to the classification of Purchase Rights in the interim condensed consolidated financial statements for the three and six months ended June 30, 2023 and the three and nine months ended September 30, 2023 (the Interim Periods). The Annual Report on Form 10-K for the year ended December 31, 2022 and the three months ended March 31, 2023 were not impacted by the error.

The Purchase Rights were appropriately classified as a derivative liability as of December 31, 2022 and March 31, 2023. When the Company completed the Reverse Stock Split in May 2023, all derivative liabilities were reclassified to equity as the common stock reservation requirement deficit that had previously prevented several instruments from being classified as equity was remedied. However, the Purchase Rights should have remained liability classified due to a subsequent agreement signed with the holders of the Purchase Rights upon which the Purchase Rights have a fixed value, to be paid in a variable number of shares based on the current exercise price, which requires liability treatment per ASC 480. Upon discovery, the Company reclassified the previously recorded carrying value of the Purchase Rights back to derivative liability in the fourth quarter of 2023 and subsequently marked the instruments to fair value as of December 31, 2023 (see Note 6 – Fair Value of Financial Instruments for more information about the current balances and valuation methodology).

Adjustments have been retrospectively made to the comparative periods as of and for the six months ended June 30, 2023 and nine months ended September 30, 2023 to reflect the adjustments described herein and will be presented in subsequent interim filings. The correction of this classification error does not have any impact on the Company’s revenues, operating expenses, cash balance, or liquidity. The net impact of the adjustment on the Condensed Consolidated Balance Sheet as of June 30, 2023 was an reclassification to increase derivative liabilities and decrease additional paid-in capital. There was no impact to the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2023. The net impact of the adjustment on the Condensed Consolidated Balance Sheet as of September 30, 2023 was an increase of $5.4 million to derivative liabilities, a reduction of additional paid-in capital of $5.8 million, an increase to accumulated other comprehensive income (loss) of $0.9 million and an increase to accumulated deficit of $0.4 million.

13. Subsequent Events

On February 26, 2024, Aditxt and the Baker Purchasers entered into an Assignment Agreement (the February Assignment Agreement), pursuant to which the Company consented to the assignment of all remaining amounts due under the Baker Notes back to the original Holders, the Baker Purchasers.

On February 29, 2024, the Company entered into the third amendment to the Merger Agreement to (i) Amend and restate Section 6.10 in its entirety as follows: “Parent Equity Investment. On or prior to (a) April 1, 2024, Parent shall purchase 2,000 shares of the Company’s Series F-1 Shares, par value $0.0001 per share for an aggregate purchase price of $2.0 million (the Initial Parent Equity Investment) and (b) April 30, 2024, Parent shall purchase 1,500 shares of F-1 Preferred Stock for an aggregate purchase price of $1.5 million (the Subsequent Parent Equity Investment). (ii) the provision in Section 6.16 was deleted in its entirety, (iii) the date to file a Joint Proxy Statement was extended to April 30, 2024, (iv) a new Section 7.2(i) was added as follows “(i) Repurchase Price. No defaults shall have occurred and be continuing under the Loan Documents and the Outstanding Balance (as defined in the Securities Purchase Agreement) plus all accrued and unpaid interest thereon, in an amount not to exceed the Repurchase Price (as defined in the Securities Purchase Agreement) shall have been paid in full.” and (v), Section 8.1(f) is amended and restated to allow for termination of the Merger Agreement by the Company if (a) the Initial Parent Equity Investment has not been made by April 1, 2024, or (b) the Subsequent Parent Equity Investment has not been made by April 30, 2024.